Exhibit 10.6

The symbol “[***]” denotes places where certain identified information has been excluded because it is both (i) not material and (ii) of the type that the registrant customarily and actually treats as private or confidential.

AMENDMENT NO. 1 TO LUBRICANTS DISTRIBUTOR AGREEMENT
BETWEEN EXXONMOBIL OIL CORPORATION
AND PetroChoice, LLC

This Amendment No. 1 (“Amendment”) is entered into and effective as of July 1st, 2024 (the “Effective Date”) by and between ExxonMobil Oil Corporation (“ExxonMobil”) and PetroChoice, LLC (“Distributor”) (collectively the “Parties”) and amends that certain ExxonMobil Lubricants Distributor Agreement between the Parties dated July 1st, 2024 (the “Agreement”).

WHEREAS , the Parties have entered into a Lubricants Distributor Agreement dated July 15, 2021, which is set to expire December 31, 2024 (the “2021 Agreement”);

WHEREAS , the Parties have entered into a Memorandum of Understanding dated February 11, 2022 (the “MOU”) and the Parties desire to amend certain provisions of the 2021 Agreement to reflect the terms agreed to in the MOU;

WHEREAS , the Parties intend to terminate the 2021 Agreement and enter into the Agreement as set forth below and as amended by this Amendment.

NOW THEREFORE, in consideration of the mutual promises contained herein, and in the Agreement, and othergood and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.	Termination. The Parties mutually agree that the 2021 Agreement and all amendments, attachments, addenda, and exhibits thereto, whether written or otherwise, are hereby terminated as of the Effective Date. In lieu thereof, the Parties intend to enter into the Agreement and this Amendment of the same.

2.	Section 1.0 will add and/or amend the following definitions and the definitions of Transfer and Interest shall be deleted:

“Affiliate(s)”

With respect to a Distributor, “Affiliate” means any company, corporation, partnership, sole proprietorship or other organization capable of conducting business (an “entity”) which Controls that Party, is Controlled by that Party, or is Controlled by the same entity which controls that Party in which Distributor or Distributor Parent now or hereafter owns or Controls, directly or indirectly, more than [***] percent ([***]) of the ownership interests having the right to appoint the majority of the members of the board of directors or similar governing body.

With respect to ExxonMobil, “Affiliate” means: (a) Exxon Mobil Corporation, or (b) any company or partnership in which ExxonMobil now or hereafter (1) owns or (2) Controls, directly or indirectly, more than fifty percent (50%) of the ownership interest having the right to vote or appoint its directors or functional equivalents (for the purpose of this definition, an “Affiliated Company”).

“Control”	Means the ability of a person, or group of persons, to direct the management and policies of such entity, directly or indirectly perform any of the following actions: (i) to take, directly or indirectly, decisions in the general meetings ofshareholders, partners or equivalent bodies, or appoint or remove the majority of theDistributor’s directors, managers or their equivalents; (ii) hold the ownershipinterests that allow, directly or indirectly, to exercise the vote regarding more thanfifty (50%) of the Distributor’s equity, or (iii) to lead directly or indirectly,management, strategy or Distributor’s main policies, whether through holding voting securities, by contractual rights or in any other way;
“Change of Control”	means: (a) any person that becomes (A) (i) a beneficial owner directly or indirectly, of ownership interest in Distributor, or (ii) direct owner of [***]

[***]; in each case, representing 50% or more of the voting power of Distributor or [***] outstanding ownership interest, and/or (B) entitled to elect the majority of the directors of Distributor or [***] as applicable; (b) any Distributor Transfer or [***] (whether in a single transaction or a series of related transactions) to a [***]; or (c) any Distributor Transfer that, exclusively as a result of such Distributor Transfer, would cause ExxonMobil to be in violation in any material respect of any applicable Law.
“Distributor Interest” or “Distributor Parent Interest”	means any equity securities, voting securities or any other form of ownership interest (including, but not limited to, beneficial ownership) in Distributor, Distributor Parent or any subsidiary of Distributor.
“Distributor Parent”	Cosan Lubes Investments Limited (a company registered in England and Wales)
“Distributor Transfer” or “[***]”	means [***] direct sale, assignment, exchange, gift or other transfer or disposition of Distributor Interest or [***] (including pursuant to any derivative, swap, option or other instrument); provided that transfer as used in this Agreement shall exclude creating a lien or similar right or encumbrance over any Distributor Interest or [***] for purposes of pledging collateral for a loan from a financial institution (or similar transaction) or other financing (or similar transaction);
“[***]”	means any Person or Entity ([***]) that, directly or indirectly, is engaged in the [***] (as a [***]), including, but not limited to, (a) [***] companies, (b) [***] companies, (c) [***] companies in or outside of the Territory, or (d) [***] companies;
“Lubricants Field”	means the research, development, design, preparation, manufacture, production, blending or testing of lubricants (including finished lubricant products), lubricant additives, additive concentrates, additive mixtures, base stocks for selection and production of finished lubricants and other components and raw materials for selection and production of finished lubricants and used in the foregoing;

3.	Section 1.1(h) is hereby deleted and replaced with the following:

(h) Distributor shall not store and handle bulk OEM Products on a harmonized basis or deliver bulk and packaged OEM Products without the prior written approval of ExxonMobil, and such approval may not be unreasonably withheld by ExxonMobil. Distributor may request approval to store and handle bulk OEM Products on a harmonized basis or deliver bulk and packaged OEM Products, and ExxonMobil’s authorization, if provided, shall be pursuant to the terms and conditions set forth in the OEM Bulk/Rebrand and Packaged Products Direct Account Support Addendum.

4.	Section 1.3(d) is hereby deleted and replaced with the following:

(d) Reservation of Rights. ExxonMobil reserves the right, in its sole determination,, to take the following actions: (i) appoint additional distributors in the Assigned Territory; (ii) reassign all or part of an Assigned Territory; (iii) immediately change the Assigned Territory upon written notice to Distributor by employing an orderly transition plan, such as that described in Section 10.5; (iv) sell exclusively, on a direct or indirect basis, to certain types of customers or specific accounts that ExxonMobil may designate from time to time; (v) add or remove any LOB(s), Channel(s) or Sector(s), as set forth in Exhibit B, to or from the Assigned Territory, provided that such modification set forth in this part (v) do not unfairly single out Distributor; (vi) assign Direct Accounts to other distributors regardless of Assigned Territory; and (vii) take other actions, as ExxonMobil deems commercially appropriate, to assist serving the customer or growing the demand for the Products and Services; provided that ExxonMobil rights under items (i), (ii), (iii) and (v) are exercised within its reasonable discretion.

5.	Section 1.3(f) is included with the following:

(f) Partner of Choice. Distributor and ExxonMobil will continuously pursue business opportunities to optimize value chain cost, grow ExxonMobil sales and improve finished lubricants profitability. ExxonMobil, in its sole discretion, may consider developing and implementing alternative business models and/or operations, and/or consider divesting suitable lubricants assets in the US, in which case ExxonMobil will endeavor to use commercially reasonable efforts to develop such projects with Distributor.

6.	Section 1.4 is deleted in its entirety and replaced with the following:

Term

The Term of this Agreement begins on the Effective Date and expires on June 30, 2034 (“End Date”), unless terminated earlier according to the provisions of this Agreement. At the End Date, the Agreement will automatically renew for an additional five (5) years, unless either Party provide the other Party with written notice of its intent not to renew no later than June 30, 2032. At any point during the Term of this Agreement, if Distributor becomes non-compliant with any of the obligations set forthin Section 1.3(a)-(b) of this Agreement, then Distributor agrees to promptly notify ExxonMobil and request a Brand Alignment Addendum. The duration of the Brand Alignment Addendum will be mutually agreed by the Parties. Additionally, ExxonMobil may, at its sole determination, grant temporary extensions of the Term for periods not exceeding one year for each extension. Any such extension will not be construed as a renewal of this Agreement, but the terms of this Agreement shall control for the duration of the extension. Two (2) years prior to the End Date, the Parties shall initiate the negotiations in good faith to potentially engage in another agreement for an additional term, which may be of the same duration or a different duration as the Term hereof.

7.	Section 2.1(c) is hereby deleted and replaced with the following:

(c) Amendments to Exhibit A. ExxonMobil may amend the contents of ExhibitA, which specifies the Product groups that Distributor is Authorized to Purchase and/or type of package, upon thirty (30) calendar days’ prior written notice to the Distributor.

8.	Section 2.2(e) is included with the following:

2.2(e)  In case of a shortage of supply of any Product or in non-regular course of business situations, upon a separate written agreement by both Parties, the Parties shall endeavor commercially reasonable efforts to reach a mutually agreed solution on alternative forms of supply, including within Moove Group. For the avoidance of doubt, in no event does this Section 2.2(e) inhibit ExxonMobil’s rights under Section 12.

9.	Section 2.3 (f) is deleted in its entirety and replaced with the following:

(f) Governmental Regulations. If at any time ExxonMobil determines that, due to governmental regulations, orders, or requests, it is unable to increase the price of any of the Products or Services by an amount which is sufficient, in ExxonMobil’s sole determination, to reflect an increase in either (a) the cost of such Products or Services to ExxonMobil or ExxonMobil’s supplier, or (b) the fair market value of such Products or Services, which have occurred since the date of this Agreement or the date of the last increase in the price of such Products or Services whichever is later, ExxonMobil may terminate the supply of the impacted Products or Services, upon [***] written notice to Distributor, or may suspend its obligations under this Agreement with immediate effect while such limitation applies.

10.	Section 2.4(a) is deleted in its entirety and replaced with the following:

2.4  (a) Except as otherwise set forth in this Agreement, Distributor will pay ExxonMobil for products and services within [***] after delivery or performance, as the case may be, for a period of [***] as of the Effective Date of the applicable Amendment No. 1 to the Agreement, considering that such payment term concession would not trigger financial charges. [***] resulting from such agreed [***] shall be [***] by Distributor in its [***], which consists in [***] conditions to [***] and [***] the business in the Assigned Territory, in accordance with a [***] presented to ExxonMobil’s senior management and updated from time-to-time. Payment terms shall [***] to [***] on the [***] of the Effective Date or upon Distributor’s credit rating falling below its credit rating as of the Effective Date, whichever occurs sooner. In addition to the rights and remedies set forth in Article 7, in the event of any Change in Control, or any insolvency event, including but not limited to entering the federal bankruptcy process or other similar event, ExxonMobil shall have the sole discretion to amend this Section 2.4(a) in order to (i) revoke Distributor credit, (ii) modify any and all terms and conditions of Distributor’s credit and/or payment, and/or (iii) require Distributor payment within any number of days of delivery that ExxonMobil deems appropriate, with or without any accompanying discount for payment within such number of days.

11.	Section 4.1(g) is deleted in its entirety and replaced with the following:

(g) Maintain Reasonable Inventory. Based, among other criteria, on historical and projected demand data for Products and subject to Article XII, Distributor will maintain reasonable inventory levels of the Products at distribution facilities and storage spaces.

12.	Section 4.1(i)(v) is deleted in its entirety and replaced with the following:

(v) attending periodic meetings with ExxonMobil personnel to discuss ExxonMobil’s marketing philosophy, policies and programs, which upon agreement between ExxonMobil and Distributor may be in person, via telephone, electronic means or other media;

13.	Section 4.2 (d) is hereby amended such that the last sentence of this subsection (d) is deleted in its and replaced with the following:

Failing successful renegotiation, the affected Party will have the right to terminate this Agreement effective [***] days after the end of efforts by the Parties to renegotiate.

14.	Section 4.10 is hereby amended such that the last sentence of this Section is deleted in its and replaced with the following:

Distributor will promptly provide such additional information as may be reasonably requested by ExxonMobil in its effort to assess the impact of any Material Adverse Financial Event on Distributor’s creditworthiness, including pro-forma financial statements of PetroChoice Holdings, Inc., or any other entity(ies) who assumes the same financial duties, financial statements, or financial responsibilities of PetroChoice, LLC from time to time, which incorporate the effects of such Material Adverse Financial Event.

15.	Article VII and Article VIII are deleted in its entirety and replaced with the following:

ARTICLE VII
CHANGE IN CONTROL AND RIGHT OF FIRST REFUSAL

7.1  Change in Control. Distributor and Distributor Parent (to the extent applicable) understand and acknowledge that the rights and duties of Distributor under this Agreement are personal to Distributor and that ExxonMobil has appointed Distributor in reliance on the qualifications, business skills, and financial capacity of Distributor. Accordingly, Distributor and Distributor Parent (as applicable) shall provide written notice to ExxonMobil [***] after receiving a binding offer that Distributor or Distributor Parent intends to accept that would result in a Change in Control. ExxonMobil shall have the right upon any Change in Control to immediately terminate this Agreement by written notice of termination to Distributor or Distributor Parent (as applicable) and upon ExxonMobil’s notice to terminate, such notice shall also be deemed to be receipt of ExxonMobil’s election to implement a Transition Plan pursuant to Section 10.5. ExxonMobil shall have [***] from receipt of written notice by Distributor or Distributor Parent of intent to accept a binding offer that would result in a Change in Control in order to send written notice of termination to Distributor. In case ExxonMobil decides to terminate the Agreement, the Parties agree to implement the terms and conditions of Section 10.5 of the Agreement.

7.2  Right of First Refusal. In connection with any proposed Change in Control regarding subsection [***] of the Change in Control definition set forth in Article 1 of this Agreement, ExxonMobil, or its Qualified Transferee, as further defined herein, shall have the right to match the offer of any proposed transferee, as applicable, (“Offer”) and acquire the relevant Distributor Interests (“Offered Assets”), to be transferred pursuant to the terms, the applicable purchase price and conditions as those contained in the Offer with respect to the Offered Assets, within (a) [***] of Distributor’s delivery of written notice to ExxonMobil in case it is Distributor Transfer [***], or (b) [***] days of Distributor Parent’s delivery of written notice to ExxonMobil in case it is [***] to a [***] (“Offer Notice”). The Offer Notice shall specify in reasonable detail: (i) the name of the proposed purchaser and the Offer’s terms on which such Offered Assets shall be transferred to such proposed purchaser, and (ii) the aggregate price that the proposed purchaser has agreed to pay for the Offered Assets to be transferred, taking into account the purchase price allocated to each Offered Asset, stated as a price per equity interest, if applicable.

7.2.1  Substitution of Another Transferee

Notwithstanding anything to the contrary contained herein, in lieu of exercising its rights under this Article VIII, ExxonMobil shall have the right to substitute and assign a third-party transferee, who accepts and is able to meet the terms and conditions of the Offer, where such third party transferee aligns ExxonMobil’s corporate policies and standards and shall be Creditworthy, as defined in this Section (hereinafter a “Qualified Transferee”). For the purposes of this Section 7.2.1, “Creditworthy” shall mean any entity who (i) has submitted, in the sole determination of ExxonMobil, reasonably exercised, sufficient financial information to establish it has adequate capacity to meet its financial commitments, as defined in corporate credit ratings as investment grade, or (ii) has a credit rating of “BBB” or higher by S&P or “Baa2” or higher by Moody’s. In case ExxonMobil decides to substitute and assign a Qualified Transferee, it shall include in the Offer Notice the financial statements of the Qualified Transferee evidencing its Creditworthiness.

7.3  Parties’ Rights. If (i) on the last day of the term provided for in Section 7.2, neither ExxonMobil nor any Qualified Transferee has responded to the Offer Notice, or (ii) after good faith discussions between the parties, the signing of the definitive agreements to acquire the Offered Assets does not occur within (a) [***] as of Distributor’s written permission of access to ExxonMobil or any Qualified Transferee of the virtual data room in case it is a Distributor Transfer to a [***]; and (b) [***] as of Distributor Parent’s written permission of access to ExxonMobil or any Qualified Transferee of the virtual data room in case it is a [***] to a [***], as applicable, then Distributor or Distributor Parent (as applicable) shall be free to transfer all but not less than all of the Offered Assets (as applicable) to the proposed purchaser at a price that is no lower than the purchase price set forth in the Offer Notice and on terms that are not more favorable to the proposed purchaser than those stated in the Offer Notice. In case no transaction has been concluded by the end of the term provided for in this Section 7.3, the Parties may extend this term for another thirty (30) days, provided that this extension shall be expressly agreed in written by both Parties.

ExxonMobil’s rights under this Article VII shall apply to each Change in Control proposal, to the extent applicable, and any renegotiations or modifications to all or any part of the Offer shall require a new Offer Notice and a new Offer period. Each Offer (including any renegotiation or modification of such Offer) shall be deemed a separate offer entitling ExxonMobil to its rights (including the right of first refusal) under this Article VII.

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Subject to ExxonMobil’s rights under this Agreement, the Parties agree that regardless of any exercise by ExxonMobil of its rights under this Article VII, nothing shall prevent Distributor Parent from entering into a transaction with any Person, including a [***], so long as such transaction is not anticipated by Section 7.2. Notwithstanding anything to the contrary in Section 7.1, a Change in Control resulting from Distributor’s or Distributor Parent’s initial public offering to the general public of its capital stock on any U.S., Brazilian, U.K. or other internationally recognized securities exchange shall not be subject to any right of first refusal. For the avoidance of doubt, any such initial public offering of Distributor, Distributor Parent or any company part of the Moove Group shall not be subject to a right of first refusal.

ExxonMobil’s or any transferee’s failure to exercise its purchase rights on one or more transactions does not affect ExxonMobil’s rights on other transactions whether or not involving the same interest, and does not constitute ExxonMobil’s consent to a Distributor Transfer or [***], as applicable.

Likewise, Distributor or Distributor Parent has the right to carry out any internal corporate reorganization involving the Moove Group, provided that there is no Change in Control.

7.4  Transfer to Restricted Parties. Notwithstanding the provisions above, Distributor and Distributor Parent shall not transfer any equity participation to any Restricted Party or any party subject to any other sanctions restrictions, or designations under Trade Laws.

16.	Section 9.3 is deleted in its entirety and replaced with the following:

9.3 Distributor’s Confidential Reports

Distributor will provide to ExxonMobil, annually, PetroChoice Holdings, Inc., or any other entity(ies) who assumes the same financial duties, financial statements, or financial responsibilities of PetroChoice, LLC from time to time, most current audited financial statements or its most current financial statements as may be necessary for ExxonMobil to evaluate the Distributor’s financial condition (“Distributor’s Confidential Reports”). All competitively sensitive information contained in the Distributor’s Confidential Reports will remain the property of Distributor. Except for disclosures permitted under Articles VII and VIII, ExxonMobil will treat Distributor’s Confidential Reports with the care and confidentiality that Distributor will treat ExxonMobil’s Confidential Information as set forth in Section 9.1, including the requirement to maintain the confidentiality of Distributor’s Confidential Reports for a period of two (2) years after the Term. In accordance with Section 8.1(b), ExxonMobil will have the right to discuss Distributor’s Confidential Reports with third parties during the Due Diligence Period in which ExxonMobil is considering acquiring an interest in the business, subject to the parties signing a confidentiality agreement. Notwithstanding anything above, Distributor’s Confidential Reports do not include any information that becomes known to ExxonMobil from another source or information in the public domain. Distributor will provide requested documentation as soon as reasonably possible, but in no event later than thirty (30) calendar days after its receipt of ExxonMobil’s request.

17.	Section 10.2(f) is amended such that any reference to “Transfer” or “Interest” shall mean “Distributor Transfer” or “Distributor Interest”.

18.	Section 10.2(g) is deleted in its entirety and replaced with the following:

10.2  (g) Management Change. Unless otherwise permitted by this Agreement, any material change, whether by operation of law, incapacity, illness, death or otherwise, in active management, ownership, financial assets, real or personal property, or effective control of Distributor which may result in a materially adverse impact, in ExxonMobil’s reasonable opinion, upon Distributor’s ability to effectively distribute any of the Products and Services or otherwise to perform its obligations under this Agreement. In the event this subsection (g) is triggered, Distributor shall have an opportunity to cure such breach within thirty (30) days of ExxonMobil’s written notice to Distributor of such management change, after which ExxonMobil shall determine if such attempt to cure is satisfactory.

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19.	Section 10.2 (i) is deleted in its entirety and replaced with the following:

10.2  (i) Financial Instability. PetroChoice Holdings, Inc., or any other entity(ies) who assumes the same financial duties, financial statements, or financial responsibilities of PetroChoice, LLC from time to time, most current audited financial statements and/or any more current financial statements disclose an unacceptably high level of liabilities to assets or any financial, operational or other factor that may lead ExxonMobil to conclude that Distributor may not, within the reasonable future, be capable of fully performing its obligations under this Agreement.

20.	Section 10.2 (j) is deleted in its entirety and replaced with the following:

10.2  (j) Insufficient Security. Any determination by ExxonMobil that ExxonMobil has insufficient security for payment of amounts owing by Distributor.

21.	Section 10.2(k) is deleted in its entirety and replaced with the following:

10.2  (k) Material Adverse Change. Any event, development, or circumstance that has had or could reasonably be expected to have a material adverse change in the business or financial condition of the Distributor. Material adverse change for this subsection (k) may include any (a) material harm to the value or reputation of any of the ExxonMobil Proprietary Marks or Private Label Proprietary Marks in use in the Territory from the Effective Date, or (b) a material loss of ExxonMobil’s (and/or an ExxonMobil Affiliates’) business from a Direct Account, in each case which is caused by the negligence of Distributor, Sub-Distributor, or an agent or consultant of Distributor; or (c) a judicial decision where Distributor was convicted of violating any applicable antitrust Laws or similar Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, in each case, in the Territory;”

22.	Section 10.2(m) is deleted in its entirety and replaced with the following:

10.2  (m) Cross Default. Default by Distributor or any of Distributor’s US Affiliates in the performance ofany payment or other obligation under any other agreement Distributor or any of Distributor’s US Affiliates has with ExxonMobil or any of ExxonMobil’s Affiliates.

23.	Section 10.2(p) is deleted in its entirety and replaced with the following:

10.2  (p) Detrimental Behavior. Any action that ExxonMobil deems, in its reasonable determination, to be detrimental to ExxonMobil, the Proprietary Marks, or the ExxonMobil lubricants and services distribution system. In the event this subsection (p) is triggered, Distributor shall have an opportunity to cure such breach within [***] of ExxonMobil’s written notice to Distributor of such management change, after which ExxonMobil shall determine if such attempt to cure is satisfactory.

24.	Section 10.2(t) is deleted in its entirety and replaced with the following:

10.2  (t) Patent or Trademark Infringement. Any third-party claim of a patent or trademark infringement attributable to any act or omission of the Distributor with respect to the Products or Services that, in ExxonMobil’s reasonable opinion, requires Distributor to cease marketing, sales and/or distribution of Products and/or Services.

25.	Section 10.4(d) is deleted in its entirety and replaced with the following:

(d)  Outstanding Amounts. Expiration or termination of this Agreement will be without prejudice to either Party’s accrued rights. All amounts outstanding from Distributor to ExxonMobil, including an accounts receivable balance, unamortized advances and other amounts owing under reimbursement and other agreements, will become due on the effective date of the expiration or termination, and the interest and late payment provisions of Section 2.4 will apply. In addition to any other remedies available to it,

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ExxonMobil may apply any or all of the security pledged by Distributor to ExxonMobil toward satisfaction of any remaining amounts unpaid by Distributor to ExxonMobil. Further, if Distributor is indebted to ExxonMobil at the time of expiration or termination of this Agreement, then ExxonMobil may apply any or all of the value of Distributor’s then current saleable inventory of Products, as determined at the sole discretion of ExxonMobil, bought from ExxonMobil, against such indebtedness. The value of the saleable inventory of Products will be based on the original sales price at time of termination of the Products from ExxonMobil to Distributor less any transportation, restocking, or other costs to return said Products to ExxonMobil.

26.	Section 10.5(a) is deleted in its entirety and replaced with the following:

(a)  Triggering Events; Notice of Election. Upon (i) notice of expiration and/or termination of this Agreement, and/or (ii) any removal of an Assigned Territory as set forth in Exhibit B of this Agreement, proposed by the Distributor, who shall notify ExxonMobil within 120 days in advance of such expiration/termination/amendment/or removal, Distributor and ExxonMobil will agree on a mutually acceptable transition plan and period, as set forth in more detail in subsection b, to permit ExxonMobil to transition the business (i.e., any of Distributor’s customers that seek to continue the supply of Products and Branded Technical Services and any Direct Account customers) from Distributor to another distributor(s) (the “Transition Plan”). The Transition Plan may be initiated by either Party.

27.	Section 10.5(c) is deleted in its entirety and replaced with the following:

(c)  If the Agreement is terminated by either Party pursuant to Section 10.1, or Section 10.2 on a “for cause” basis, then upon mutual agreement, both Parties may elect to terminate or shorten the Transition Period.

28.	Section 13.2 and 13.3 are added to Section 13 as follows:

13.2  All Business Acquisitions shall continue to be addressed in accordance with Section 13.1 of the Agreement to the extent that the Business Acquisition involves (i) any amount of equity participation, whether direct or indirect, by the following companies, (ii) brands owned or controlled by such companies, and (iii) other brands that are not proprietary house brands:

a.  [***], [***], [***], [***], [***], [***], [***], [***], [***], and [***]; and

b.  Other [***] companies ExxonMobil adds to the list in (a) by notice to Distributor, unless Distributor makes a reasonable and timely objection.

13.3.  For the avoidance of doubt, Distributor is allowed to pursue any business acquisition in the Assigned Territory, US and Canada connected to its strategy, provided that it complies with the conditions set forth in this Agreement, including Section 13.2 above.

29.	Section 14.16 is hereby amended such that the last sentence’s reference to “Distributor’s financial records” shall now read “financial records of PetroChoice Holdings, Inc., or any other entity(ies) who assumes the same financial duties, financial statements, or financial responsibilities of PetroChoice, LLC from time to time.”

30.	Exhibit B is hereby amended such that the second column title for Market Name shall now read “COUNTY” instead of “COUNTRY”.

31.	House Brand Addendum, Section 3.1 is deleted in its entirety and replaced with the following:

3.1  Distributor shall prioritize the sale of ExxonMobil-branded Products over sales of its House Brand Product. Distributor will always position ExxonMobil-branded Products as the lead brand when pursuing all new opportunities.

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32.	House Brand Addendum, Section 4.1 is deleted in its entirety and replaced with the following:

4.1  (a) ExxonMobil acknowledges that Distributor shall continue to have the right to manufacture, blend, package, market, sell, distribute and provide its proprietary brands. Additionally, Distributor will have the right to procure at its own expense the additives and other raw materials or components necessary to blend Distributor’s proprietary brands.

(b) If on the Effective Date or at any time during the Term of this Distributor Agreement, Distributor is purchasing House Brand Product from another supplier, ExxonMobil may request, and Distributor will provide the relevant agreement terms, whether already executed or at a final or draft stage, including the House Brand Product price, specifications, and volume requirements, for ExxonMobil’s consideration. Throughout the Term of the Distributor Agreement, in the event Distributor endeavors to send its House Brand Product out for competitive bid to multiple suppliers, then Distributor will provide ExxonMobil an opportunity to bid on the business in the competitive process. The Parties agree to work in a close and cooperative manner to implement the terms set forth in this House Brand Addendum, as it may be amended from time to time by mutual agreement.

33.	House Brand Addendum, Section 4.2 is deleted in its entirety and replaced with the following:

4.2  If ExxonMobil chooses not to meet the relevant agreement terms or, if applicable, ExxonMobil declines to participate in a bid, as described in the preceding paragraph, ExxonMobil may submit an alternative offer to Distributor. If Distributor accepts ExxonMobil’s alternative offer, Distributor will purchase House Brand Product from ExxonMobil under the terms and conditions as specified in the Distributor House Brand Offer attached at Attachment 1 to this Addendum.

34.	House Brand Addendum, Exhibit “Distributor House Brand Offer Available on OneConnect” is hereby amended such that the second column titles shall now read “COUNTY” instead of “COUNTRY”.

35.	Distributor Collaboration Platform Addendum is hereby deleted in its entirety and replaced with the attached Exhibit A-2.

36.	Brand Alignment Addendum, Section 2(a) is deleted in its entirety and replaced with the following:

a)  By executing this Brand Alignment addendum, Distributor will fulfill its obligations to fully achieve Mobil brand alignment as set forth under Section 1.3(a)-(b) of the Agreement before the mutually agreed End Date of this Brand Alignment Addendum, which is [***] from the Effective Date of this Amendment.

37.	Brand Alignment Addendum, Section 2(e) is added as follows:

2(e) For a period of [***] from the Effective Date, Distributor may sell products that compete with ExxonMobil products and services in or outside the Assigned Territory, but only to the extent that Distributor is, as of the Effective Date, already selling such particular product (specific to brand and product) in a particular geography (determined on a county-by-county basis). Furthermore, Distributor will have the right to continue its buyback operation for [***] and [***] during the Term of this Agreement, but only to the extent that Distributor is, as of the Effective Date, already selling [***] and [***] in a particular geography (determined on a county-by-county basis); such buyback operation shall be conducted in accordance with Exhibit A-1 below. Previously approved exceptions for Distributor sales of branded products within the assigned territories are listed in Attachment 1 to the Brand Alignment Addendum.

38.	Mobil Branded Lube Change Center Addendum. Section 3.4 is deleted in its entirety and replaced with the following:

9

3.4. Distributor will ensure that: (i) at least 85% of the lubricants purchased by Operator each month for re-sale to customers at each Center are Mobil Products; (ii) Operator will carry all Mobil Product segments at each Center, including the appropriate viscosity grades within each such product segment, for the needs and demands of the local market, and will maintain a reasonable inventory at each Center of appropriate Mobil Products, based, among other criteria, on historical and projected demand data for Mobil Products and subject to a force majeure event, to meet Operator’s customers’ needs on a daily basis; (iii) Operator will exclusively promote, offer for sale and sell Mobil-Branded Products at each Center in preference to any other competing products Operator may sell; (iv) Operator will prominently display Mobil-Branded Products so that they are highly visible to customers at each Center; (v) at any Center, Operator will not display, store, offer for sale or sell to customers any products that are competitive with the Mobil-Branded Products; and (vi) Operator will not seek Mobil-Branded Product from other sources except Distributor. Upon request, Operator will provide Distributor and/or ExxonMobil with sufficient information to allow either company to verify Operator’s compliance with these requirements.

39.	Direct Account Support Addendum. Section 3.1 is deleted in its entirety and replaced with the following:

3.1. Maintain Reasonable Inventory. Based, among other criteria, on historical and projected demand data for Products and subject to a force majeure event, Distributor agrees to maintain reasonable inventory of Products, at distribution facilities and storage spaces.

Unless otherwise defined herein, all capitalized terms used in this Amendment shall have the same meaning set forth in theAgreement. Except as expressly modified by this Amendment, the terms and conditions of the Agreement, including Exhibits and Addendums, shall be in full force and effect as of the Effective Date of this Amendment.

10

LUBRICANTS DISTRIBUTOR AGREEMENT

BETWEEN

EXXONMOBIL OIL CORPORATION

AND

PETROCHOICE, LLC

Distributor: PetroChoice, LLC

TABLE OF CONTENTS

RECITALS		1
AGREEMENT		1
ARTICLE I		1
DEFINITIONS; APPOINTMENT; PRODUCTS; ASSIGNED TERRITORY		1
1.0	Definitions	1
1.1	Appointment	5
1.2	Nature of Agreement	6
1.3	Assigned Territory; Acknowledgement of Distributor; Alignment Addendum; Reservation of Rights	7
1.4	Term	8
1.5	Lines of Business	8
1.6	Policies, Procedures and Guidelines	8
1.7	Addenda	9
ARTICLE II		9
PURCHASE AND SALE OF PRODUCTS AND SERVICES		9
2.1	Purchase Obligation	9
2.2	Orders for and Deliveries of Products and Services	10
2.3	Prices for Products and Services	10
2.4	Credit and Payment	11
2.5	Claims	12
2.6	Product Changes or Discontinuances	12
2.7	No Extra-Territorial Sales	12
2.8	Anti-Corruption Commitments and Representations	13
2.9	Conflicts with U.S. Laws	14
ARTICLE III		9
EXXONMOBIL’S OBLIGATIONS		14
3.1	ExxonMobil Support	14
3.2	Changes, Third Parties, Charges for Requested Services	15
3.3	Product and Service Warranty	15
3.4	Limitation of Liability	15
ARTICLE IV		16
DISTRIBUTOR’S OBLIGATIONS		16
4.1	Distributor’s Marketing and Product Support Obligations	16
4.2	Compliance with Applicable Laws, Export Controls and Trade Laws	18
4.3	Brand and Product Integrity	20
4.4	Advertising and Signage	21
4.5	Equipment Maintenance	21
4.6	Improvements and Investments in Distributorship	22
4.7	Pricing	22
4.8	Safety, Health and Environmental Standards	22
4.9	Electronic Correspondence	22
4.10	Material Adverse Financial Event	22
ARTICLE V		23
PROPRIETARY MARKS, PRESS RELEASES		23
5.1	Use of Proprietary Marks	23
5.2	Use is Non-Exclusive	24
5.3	Ownership of Proprietary Marks; Change of Proprietary Marks	25
5.4	Indemnification	25
5.5	Branding and Compliance	25
5.6	Press Releases	25
5.7	Enforcement	25
5.8	Artwork	25

i

Distributor: PetroChoice, LLC

ARTICLE VI		25
INSURANCE		25
6.1	Types of Insurance Required	25
6.2	Insurance Coverage Requirements	26
6.3	Certified Copies/Change Notices	26
6.4	Time Requirements	26
6.5	Hazardous Materials Transportation Act	26
6.6	Insurance Supporting Indemnity	26
ARTICLE VII		26
TRANSFER OF INTEREST		26
7.1	Consent Requirements and Change of Control	26
7.2	Notice of Prospect of Transfer, and Notice of Intent to Transfer	27
7.3	Consent to Transfer	27
7.4	Communications with Proposed Transferees	27
7.5	Exempt Transfers Defined	28
ARTICLE VIII		28
RIGHT OF FIRST REFUSAL		28
8.1	Right of First Refusal	28
8.2	Substitution of Another Transferee	29
8.3	Failure to Exercise	29
ARTICLE IX
CONFIDENTIALITY		29
9.1	Confidential Information	29
9.2	Examples of ExxonMobil’s Confidential Information	29
9.3	Distributor’s Confidential Reports	30
9.4	Remedy; Survival	30
ARTICLE X		30
EXPIRATION AND TERMINATION		30
10.1	Elective Termination by Distributor	30
10.2	Termination by ExxonMobil	30
10.3	Franchise Relationship Statutes	32
10.4	Conduct Upon Expiration or Termination	32
10.5	Orderly Transition Period	33
ARTICLE XI		34
INDEMNIFICATION
11.1	Indemnification	34
11.2	Right to Participate in Defense	36
11.3	Gross Negligence and Willful Misconduct	36
11.4	Release	36
11.5	Insurance	36
11.6	Employees	36
ARTICLE XII		37
FORCE MAJEURE; ALLOCATION		37
12.1	Force Majeure	37
12.2	Allocation	38
ARTICLE XIII		38
ARTICLE IV		38
MISCELLANEOUS		38
14.1	Assignment by ExxonMobil	38
14.2	Notices	39
14.3	Severability	39
14.4	Headings	39

ii

Distributor: PetroChoice, LLC

14.5	Amendments	39
14.6	Strict Performance, Waivers, Remedies	39
14.7	Right to Audit	39
14.8	Damages	40
14.9	Entire Agreement	40
14.10	Controlling Law	40
14.11	Execution and Approval	40
14.12	Survival	40
14.13	Interpretation	40
14.14	Claims, Dispute Resolution and Arbitration	40
14.15	Conflict of Interest	42
14.16	Accuracy of Records	42
14.17	Data Protection	42
14.18	Authority to Sign	43
EXHIBIT A		1
Annual purchase requirements and Product Group Authorization		1
PVL Product Group Authorization		1
CVL Product Group Authorization		1
Industrial Product Group Authorization		1
EXHIBIT B		1
ASSIGNED TERRITORY		1
Sectors (Commercial)		15
Channels (Consumer)		15
EXHIBIT C		1
POLICIES, PROCEDURES AND GUIDELINES		1
EXHIBIT D		1
ADDENDA APPLICABLE TO THIS AGREEMENT; LINES OF BUSINESS		1

iii

Distributor: PetroChoice, LLC

LUBRICANTS DISTRIBUTOR AGREEMENT

Effective Date: July 1, 2024

Expiration Date: June 30, 2034

This Lubricants Distributor Agreement (this “Agreement”) is effective as of July 1, 2024 (the “Effective Date”) between EXXONMOBIL OIL CORPORATION (“ExxonMobil”), a New York corporation, having a place of business at 22777 Springwoods Village Parkway, Spring, Texas 77389 and PetroChoice, LLC (“Distributor”), a Delaware Corporation, having a place of business at 640 Freedom Business Center Dr, 4th Floor, King Of Prussia , PA, 19406. ExxonMobil and Distributor are also referred to in this Agreement singularly as “Party” and collectively as “Parties”.

RECITALS

A.  ExxonMobil manufactures, markets and sells lubricating fluids and markets and provides related services.

B.	Distributor owns and operates a distribution business and desires to distribute lubricating fluids and provide related services, bearing brands owned by ExxonMobil or its Affiliates, using Distributor’s distribution facilities, equipment, and personnel.

C.	ExxonMobil and Distributor desire to enter into this Agreement on the terms and conditions it contains for the distribution and sale of products and/or services bearing brands owned by ExxonMobil or its Affiliates.

NOW, THEREFORE, the Parties agree as follows:

AGREEMENT

Article I

DEFINITIONS; APPOINTMENT; PRODUCTS; ASSIGNED TERRITORY

1.0	Definitions

“Affiliate(s)”	With respect to a Party, “Affiliate” means a company, corporation, partnership, sole proprietorship or other organization capable of conducting business (an “entity”) which Controls that Party, is Controlled by that Party, or is Controlled by the same entity which controls that Party.
“Assigned Territory”	Geographic area(s), and the Sector(s) and Channel(s) within such geographic area(s), within which Distributor is authorized to distribute, handle, market and sell Products and Branded Technical Services as specified in Exhibit B;
“Brand Alignment Addendum”	An addendum which establishes the transition period for Distributor to fulfill certain terms and conditions under this Agreement;
“Brand and Product Integrity Complaint(s)”	Means any and all types and instances of communication, written, oral or implied, relating to Product performance, contamination of a Product or Product misrepresentation;
“Branded Lube Change Center Operator(s)”	Means either a Distributor or an independent entity selected by a Distributor, that operates a lubricants change business under Proprietary Marks specified by ExxonMobil;
“Branded Technical Services Offer Program(s)”	ExxonMobil’s program to provide Branded Technical Service(s);
“Branded Technical Service(s)”	Those certain technical services, identified by the Proprietary Marks as described in the Branded Technical Services Offer Program and, authorized by the Branded Technical Services Addendum;
“Business Continuity Plan”	Means a written plan that addresses critical activities performed in connection with Distributor’s obligations set forth in this Agreement and implements controls in order to minimize, as much as possible, the disruption of said obligations;

Distributor: PetroChoice, LLC

“Business Day(s)”	Any calendar day except Saturdays, Sundays, or any days on which the postal service, in the Territory does not schedule regular deliveries;
“Change of Control”

Means a direct or indirect change in Control of the Distributor by any means, whether through merger, spin-off, sale of shares or other interests representing equity, or in any other way, through a single transaction or a series of related transactions, from one or more transferors to one or more assignees;

“Channel(s)”	Channels are the type of businesses (consumer business) set by ExxonMobil, designated in Exhibit B;
“Competitor Lubricant Supply Agreement”	An agreement between Distributor and a third party lubricant manufacturer or supplier of lubricant products to handle, distribute, supply, sell and/or market lubricant products;
“Comprehensive Product Sales and Marketing Support Offering” or “CSPO”	List of Product sales, marketing support, and service the current version of which is contained in Exhibit C, which ExxonMobil may make available to Distributor, as such list may be updated from time to time;
“Control”	Means the ability of a person, or group of persons, to perform any of the following actions: (i) to take, directly or indirectly, decisions in the general meetings of shareholders, partners or equivalent bodies, or appoint or remove the majority of the Distributor’s directors, managers or their equivalents; (ii) hold the ownership interests that allow, directly or indirectly, to exercise the vote regarding more than fifty (50%) of the Distributor’s equity, or (iii) to lead directly or indirectly, management, strategy or Distributor’s main policies, whether through holding securities, by contractual rights or in any other way;
“Customer Specific”	A set of additional contractual requirements defined by a specific OEM customer over and above the standard requirements defined by ExxonMobil;
Requirements” or “CSR” “Dedicated Resources”	Distributor’s storage facilities and equipment sufficient to deliver exemplary customer service and Distributor’s adequately sized and properly trained sales force that exclusively represents the Exxon and/or Mobil Brand within the Assigned Territory, including technical sales representative(s) with the qualifications set forth in the Distributor Lubrication Engineers Guidebook attached to Exhibit C and sales and marketing managers dedicated to promoting the Products and Branded Technical Services;
“Direct Account(s)”	Means a customer that has contracted with ExxonMobil or an ExxonMobil Affiliate to purchase Products and/or Branded Technical Services, to be delivered to a location or to multiple locations (including within the Distributor’s Assigned Territory), and that is designated by ExxonMobil as a Direct Account;
“Direct Account Delivery”	A transaction in which a Distributor delivers Product(s) to a Direct Account. ExxonMobil buys the Product(s) from the Distributor at the time of delivery to the Direct Account; A transaction in which a Distributor performs or arranges for the performance of Branded
“Direct Account Service(s)”	Technical Services to a Direct Account. ExxonMobil may pay a fee to the Distributor for performing the Branded Technical Service;
“Distributor Business Consultant”	A person employed by and acting on behalf of ExxonMobil to facilitate the ExxonMobil/Distributor relationship;
“Distributor’s Confidential Reports”	Has the meaning defined in Section 9.3;
“Distributor Market Offer”	The ExxonMobil procedures for ordering, delivery, and return of Product, the current version of which is contained in Exhibit C, as such procedures may be updated from time to time;
“Distributor Product Integrity Manual” or “DPIM”	ExxonMobil Distributor Product Integrity Manual or equivalent, the current version of which is contained in Exhibit C, that specifies the minimum standard requirements for handling Products, as such manual may be updated from time to time, or any document issued by ExxonMobil in supplement to and/or replacement thereof;
“Due Diligence Period”	Has the meaning defined in Section 8.1(b);
“Effective Date”	The date on which this Agreement begins;
“End Date”	The date on which this Agreement ends;
“Event of Default”	Has the meaning defined in Section 10.2;
“Exempt Transfer(s)”	Has the meaning defined in Section 7.5;
“Exxon branded and/or Mobil branded” and “ExxonMobil lubricants”	Means products and/or services bearing or sold under the Proprietary Marks owned by ExxonMobil or its Affiliates;

Distributor: PetroChoice, LLC

“ExxonMobil’s Confidential Information”	Any information or communication designated by ExxonMobil as confidential or of the type described in Section 9.2, or that is or reasonably ought to be believed by the Distributor to be confidential or proprietary in nature, or any document, electronic or otherwise, that is marked “Confidential”, “Privileged”, “Proprietary”, “Private”, or “Restricted Distribution”;
“Gross Negligence”	As defined by the law governing this Agreement; however, if such law does not define the term “Gross Negligence,” it shall be defined under this Agreement as any act or failure to act (whether sole, joint or concurrent) which seriously and substantially deviates from a diligent course of action or which is in reckless disregard of or indifferentto the harmful consequences;
“Harmonized Product(s)”	Certain Products designated by ExxonMobil in the Distributor Market Offer to be Products that have similar or the same formulations AND which can be stored together in the same tank. Distributor is only authorized to handle as Harmonized Products, those Products listed on Attachment 1(s) to Distributor’s Harmonized Product Addendum, for the locations therein specified;
“House Brand Product”	Lubricant product or a line of lubricant products sold in bulk and/or package and/or packaged by Distributor AND identified under a marketing identity or brand name that is unique and exclusive to Distributor or its Affiliate, which Distributor may sell only upon the terms and conditions set forth in the House Brand Addendum, if approved by ExxonMobil;
“Interest”	Any direct or indirect, whole or partial interest in this Agreement or any supplemental or related agreements, or in Distributor’s distributorship business;
“Law(s)”	All laws, orders, ordinances, and regulations including but not limited to all laws concerning underground and above ground storage tanks, the environment, hazardous substances or wastes, toxic substances, right to know, and occupational safety and health that govern or pertain to Distributor’s receipt, storage, handling, measurement, custody transfer, transportation, promotion, sale, and distribution of the Products and/or Services, or otherwise govern or pertain to Distributor’s business;
“Lines of Business” or “LOB(s)”	Line or lines of business in which Distributor is authorized to sell Products in Distributor’s Assigned Territory. LOBs may include Passenger Vehicle Lubricants (“PVL”), Commercial Vehicle Lubricants (“CVL”), Industrial Lubricants (“IND”), and/or Aviation (“AVL”) as designated by ExxonMobil in Exhibit D, as may be updated by ExxonMobil from time to time;
“Legacy Customer Accounts” (“LCA”)	A customer identified in Exhibit E of this Agreement that is purchasing Products and/or Branded Technical Services on Distributor’s account, and that is outside of the Assigned Territory as of the Effective Date. Persons or entities commonly referred to as a sub-jobber, sub-distributor, retailer or re-seller will be excluded from the definition of LCA;
“Losses”	All liabilities, claims, actions, suits, liens, losses, and expenses, including reasonable attorneys’ fees and other costs of litigation, for death, personal injury, property damage, economic loss or damage, or any other injury or claim, including those arising from or in connection with any leaks, seepage, spills or other loss of lubricant products or other toxic pollutants, or any use thereof; BUT NOT ANY LOSS OF PROFITS, PROSPECTIVE PROFITS, BUSINESS INTERRUPTION, OR SPECIAL, CONSEQUENTIAL, INDIRECT, OR PUNITIVE DAMAGES;
“Marketing Support Program(s)”	ExxonMobil may make available certain marketing support services as detailed in the Comprehensive Product Sales and Marketing Support Offering attached to Exhibit C or as otherwise described in writing to Distributor by ExxonMobil from time to time;
“Network”	An interactive online communications system, designated by ExxonMobil from time to time by written notice to Distributor, used to exchange information, including price changes put into effect by ExxonMobil, to distributors and customers;
“OEM”	Original Equipment Manufacturers with which ExxonMobil has arrangements to produce bulk and/or packaged Original Equipment Manufacturer branded lubricants for distribution in bulk and/or package to Original Equipment Manufacturer dealers, who resell the Products under their respective brands, subject to ExxonMobil’s authorization in the form of an OEM Bulk/Rebrand and Packaged Products Direct Account Support Addendum, with such Addendum to include a list of specific OEM customers which ExxonMobil may update from time to time in its sole discretion;
“Offer”	Has the meaning defined in Section 8.1(a);
“Option Deposit”	Has the meaning defined in Section 8.1(b);
“PES Account(s)”	Select purchasers of Products or Branded Technical Services to which ExxonMobil provides PES;

Distributor: PetroChoice, LLC

“Planned Engineering Services” or “PES”	A technical offer management process that is provided by ExxonMobil to purchasers of Product or Branded Technical Services;
“Policies, Procedures and Guidelines”	The ExxonMobil policies, procedures and guidelines as referred to in this Agreement are contained in Exhibit C, as such documents may be updated or supplemented from time to time;
“Product(s)”	Lubricant fluids and lubricant-related materials bearing or sold under the Proprietary Marks owned by ExxonMobil or its Affiliates that Distributor is authorized by ExxonMobil to purchase, sell and/or deliver as detailed by Product group in Exhibit A;
“Product Representation(s)”	Means any and all types and instances of communication, written, oral or implied, relating to a Product, Service or Branded Technical Service, describing its quality, characteristics, specifications, performance, features, benefits, safety, security, health, environmental, applications or warranties;
“Proprietary Marks”	Lubricants-related trade names, service marks, trademarks, logos, emblems, trade dress and other indicia of origin, as ExxonMobil or its Affiliates may from time to time use in connection with the sale, distribution and marketing of the Products, Services or Branded Technical Services;
“Safety Data Sheet(s)” or “SDS(s)”	Any statement describing (i) physical and/or chemical characteristics of a Product; (ii) hazards, if any and to the extent known, associated with a Product, and appropriate protective measures; (iii) other such information relating to regulatory status of Products or Product components; and (iv) any other such information as may be prescribed by law;
“Sector(s)”	Sectors are the type of industries (commercial business) set by ExxonMobil, designated in Exhibit B;
“Seller(s)”	An independent contractor of Distributor who is contracted by Distributor to perform a discrete task or set of tasks covered by the Agreement pursuant to the authorization givento the Distributor under the Seller Addendum;
“Services”	Means those Product, marketing and engineering support services that ExxonMobil may elect to provide, upon a distributor’s request, either directly to a distributor or a distributor’s customer, in order to promote and maximize the sale of Products. A comprehensive listing of current service offerings may be found at Exhibit D in the CSPO;
“Sub-distributor(s)”	An independent contractor of Distributor who is contracted by Distributor to perform a discrete task or set of tasks covered by the Agreement pursuant to the authorization given to the Distributor under the Sub-distributor Addendum;
“Territory”	The country of the United States (“U.S.”);
“Term”	Period of time having the meaning defined in Section 1.4;
“Trade Laws”	Means all applicable U.S. and European Union (“EU”) laws, regulations, and orders imposing trade sanctions on countries, individuals, or entities and/or regulating the export, re-export, import, transfer, disclosure, provision, or end use of the Products or Services. Such laws and regulations include without limitation (as may be amended from time to time); the Export Administration Act, the Export Administration Regulations, the economic sanctions laws, regulations, and executive orders enforced by the U.S. Treasury Department’s Office of Foreign Assets Control; the International Emergency Economic Powers Act; the International Traffic in Arms Regulations, the Arms Export Control Act; the Foreign Trade Regulations; U.S. Customs laws and regulations; and any trade control laws and regulations administered by a non-U.S. government (except to the extent inconsistent with, or prohibited or penalized by, U.S. law);
“Training”	The delivery to Distributor of ExxonMobil Confidential Information, through face-to-face sessions at ExxonMobil-designated facilities, consisting of practical field training, printed or online materials about the Products, Services, Branded Technical Services, marketing or sales programs, and related matters;
“Transfer”	Sale, assignment, or other transfer of an Interest, including execution by Distributor anda transferee of any contract for a sale, assignment, or other transfer of an Interest, whether by operation or law or otherwise;
“Willful Misconduct”	As defined by the law governing this Agreement as set forth in Section 11.3; however, if such law does not define the term “willful misconduct”, it shall be defined for the purposes of this Agreement as (1) the intentional disregard of good and prudent standards of performance; or (2) the intentional disregard of any of the terms or standards of this Agreement;
“Written Notice”	Means the forms of notice defined in Section 14.2.

Distributor: PetroChoice, LLC

1.1	Appointment

(a)	Distributor is hereby appointed on a non-exclusive basis as a distributor of Products in the LOB(s), Sector(s) and Channel(s) in the Assigned Territory, on the terms and conditions set forth in this Agreement. Exhibit A, attached hereto, lists the specific Product groups that Distributor is authorized to purchase and that ExxonMobil will support, as outlined in Section 3.1 of this Agreement. Exhibit B, attached hereto, lists the specific Sector(s) and Channel(s) in which Distributor is authorized to sell in the Assigned Territory. Under the terms and conditions set forth in this Agreement, Distributor will have the right to represent itself as a distributor of Products bearing the Proprietary Marks.

(b)	Distributor shall not appoint Sub-distributor(s), or Seller(s), to sell the Products and/or Branded Technical Services in or for the Assigned Territory, without ExxonMobil’s prior written approval in the form of a Sub-distributor Addendum and/or Seller Addendum. ExxonMobil may withhold said approval at its sole determination.

(c)	Distributor shall not appoint or establish Branded Lubricant Change Center Operator(s) in the Assigned Territory, without ExxonMobil’s prior written approval in the form of a Mobil Branded Lube Change Center Addendum. ExxonMobil may withhold said approval at its sole determination of ExxonMobil.

(d)	Distributor shall not provide Branded Technical Services to its customers or to Direct Accounts without the prior written approval of ExxonMobil, and such approval may be withheld at the sole determination of ExxonMobil. ExxonMobil’s authorization, if provided, shall be pursuant to the terms and conditions set forth in the Branded Technical Services Addendum.

(e)	Distributor shall not purchase, store, handle, sell, Product in bulk without the prior written approval of ExxonMobil, and such approval may be withheld at the sole determination of ExxonMobil. Distributor may request approval to purchase, store, handle, and sell, Product in bulk, and ExxonMobil’s authorization, if provided, shall be pursuant to the terms and conditions set forth in the Bulk Products Addendum.

(f)	Distributor shall not provide Direct Account Delivery or Direct Account Service without the prior written approval of ExxonMobil, and such approval may be withheld at the sole determination of ExxonMobil. Distributor may request approval to provide Direct Account Delivery and Direct Account Service, and ExxonMobil’s authorization, if provided, shall be pursuant to the terms and conditions set forth in the Direct Accounts Support Addendum.

(g)	Distributor shall not handle Harmonized Products without the prior written approval of ExxonMobil, and such approval may be withheld at the sole determination of ExxonMobil. Distributor may request approval to handle Harmonized Products, and ExxonMobil’s authorization, if provided, shall be pursuant to the terms and conditions set forth in the Harmonized Product Addendum.

(h)	Distributor shall not store and handle bulk OEM Products on a harmonized basis or deliver bulk and packaged OEM Products without the prior written approval of ExxonMobil, and such approval may be withheld at the sole determination of ExxonMobil. Distributor may request approval to store and handle bulk OEM Products on a harmonized basis or deliver bulk and packaged OEM Products, and ExxonMobil’s authorization, if provided, shall be pursuant to the terms and conditions set forth in the OEM Bulk/Rebrand and Packaged Products Direct Account Support Addendum.

(i)	Distributor shall not package Products that Distributor purchases from ExxonMobil, without the prior written approval of ExxonMobil, and such approval may be withheld at the sole determination of ExxonMobil. Distributor may request approval to package Products that

Distributor: PetroChoice, LLC

Distributor purchases from ExxonMobil, and ExxonMobil’s authorization, if provided, shall be pursuant to the terms and conditions set forth in the Packaging Addendum.

(j)	Distributor shall not establish Multi Footprint Account relationships with distributors and customers outside of the Assigned Territory, without ExxonMobil’s prior written approval in the form of a Multi Footprint Account Addendum. ExxonMobil may withhold said approval at its sole determination.

(k)	Distributor shall not carry any Distributor House Brand products within the Assigned Territory, without the prior written approval of ExxonMobil, and such approval may be withheld at the sole determination of ExxonMobil. Distributor may request ExxonMobil’s approval to carry House Brand products, and ExxonMobil’s authorization, if approved, share be pursuant to the terms and conditions set forth in the House Brand Addendum.

(l)	Distributor shall not purchase, store, handle and sell Mobil Aviation products, without ExxonMobil’s prior written approval, and such approval may be withheld at the sole determination of ExxonMobil. Distributor may request ExxonMobil’s approval, if approved, shall be pursuant to the terms and conditions set forth in the Direct Account Support Addendum.

1.2	Nature of Agreement

This Agreement governs the distributor relationship between the Parties. ExxonMobil and Distributor are separate business entities, and will not be considered as joint venturers, partners, agents, servants, franchisees, employees or fiduciaries of each other and neither will have the power to bind or obligate the other, except as may be set forth in this Agreement. This Agreement will not be construed in any way to deem Distributor a franchisee of ExxonMobil for any purpose whatsoever. Under this Agreement, Distributor agrees to handle a line of Products and perform Branded Technical Services identified by the Proprietary Marks. ExxonMobil does not impose any fee or royalty for the right to handle this line of Products and Services or to participate as a member of its distribution network. Distributor and ExxonMobil acknowledge that Distributor has independently elected to enter into this Agreement and ExxonMobil exercises no control over Distributor’s business decisions, operations, management, appearance, hours of operation, personnel policies, accounting practices, or promotional campaigns. Distributor acknowledges that it has sufficient experience in the distribution business that is the subject of this Agreement, and that, as such, Distributor has not relied, and will not rely, significantly on ExxonMobil’s experience or assistance in the establishment, management, or operation of its distribution business. The Parties specifically agree that any obligation to act in good faith and to deal fairly with each other which may be implied in law will be deemed satisfied by the Parties’ compliance with the express terms of this Agreement.

1.3	Assigned Territory; Acknowledgement of Distributor; Alignment Addendum; Reservation of Rights

(a)	In the Assigned Territory.

(i)	Distributor will, in the Assigned Territory and approved Sector(s), Channel(s), and LOB(s), promote and maximize the sale of Products and Branded Technical Services for Distributor’s account, in a manner satisfactory to ExxonMobil.

(ii)	If a Direct Account Support Addendum is applicable to this Agreement, then Distributor will perform Direct Account Delivery and Direct Account Service(s) in a manner satisfactory to ExxonMobil. Distributor will meet the Direct Account Customer Service / Distributor Performance Metrics defined in the Direct Account Support Offer (“DASO”).

(iii)	If a House Brand Addendum has been approved by ExxonMobil for this Agreement, then Distributor may sell House Brand Product(s), provided Distributor satisfies the requirements set forth in the House Brand Addendum, and Distributor agrees that its sale, distribution, storage and handling of House Brand Product will not encumber, in any manner, Distributor’s obligations set forth in Section 1.3(a)(i)-(ii) and 4(a)(i)-(ii).

Distributor: PetroChoice, LLC

(b)	Acknowledgment of Distributor.

(i)	Distributor agrees that neither it, nor any of its Affiliates, Sub-Distributors and/or Sellers will directly or indirectly import, market, commercialize or sell within the Assigned Territory, products and/or services supplied by a third party that compete with the Products and/or Branded Technical Services. Distributor agrees not to, and to cause its Affiliates not to, enter into a new or retain any existing Competitor Lubricant Supply Agreement(s) for service within the United States and Canada related to products or services that compete with Exxon branded and/or Mobil branded Products and Branded Technical Services. Distributor hereby agrees that, during the Term, Distributor will not, and ensure its Affiliates will not, except with the prior written consent of ExxonMobil, individually or in partnership or jointly or in conjunction with any other party, as principal, agent, franchisee,licensee, shareholder, director, investor, lender, employer, employee, co-venturer, guarantor, contractor, consultant, advisor or in any other manner whatsoever, directly or indirectly, carry on, be engaged in or concerned with, or interested in or advise in the operation of any business (other than as contemplated in this Agreement) which involves promoting, selling or distributing Products, or products substantially similar to Products, in competition with ExxonMobil or its Affiliates or in competition with Distributors outside of Distributor’s Assigned Territory in the United States or Canada.

(ii)	Distributor acknowledges and agrees that the promotion and/or sale of the Products and Branded Technical Services directly or indirectly to customers outside the Assigned Territory reduces ExxonMobil’s ability to compete with other lubricant manufacturers in the Assigned Territory; therefore, other than to its Legacy Customer Accounts, Distributorwill not affirmatively market or solicit orders for Products from, or provide Branded Technical Services to, customers located outside of the Assigned Territory through any means, including advertising, internet, and other platforms of electronic commerce. Further, Distributor will not ship Products to locations outside of the Assigned Territory,or offer Products for sale with the understanding that the Products will be diverted outside of the Assigned Territory. If Distributor suspects, either before or after the transaction takes place, that a transaction may be in violation of this clause, Distributor agrees to promptly notify ExxonMobil. Nothing in this Agreement will be interpreted to limit or restrict Distributor’s ability to sell to wholesalers or retailers within Distributor’s Assigned Territory who subsequently sell or distribute the Products.

(c)	Brand Alignment Addendum. To the extent Distributor is not in full alignment with any of the obligations set forth in Section 1.3(a)-(b) of this Agreement as of the Effective Date, or should Distributor become non-compliant with any of the obligations set forth in Section 1.3(a)-(b) of this Agreement at any point during the Term of this Agreement, Distributor agrees to promptly notify ExxonMobil and request a Brand Alignment Addendum.

(d)	Reservation of Rights. ExxonMobil reserves the right, in its sole determination, to take the following actions: (i) appoint additional distributors in the Assigned Territory; (ii) reassign all or part of an Assigned Territory; (iii) immediately change the Assigned Territory upon written notice to Distributor by employing an orderly transition plan, such as that described in Section 10.5; (iv) sell exclusively, on a direct or indirect basis, to certain types of customers or specific accounts that ExxonMobil may designate from time to time; (v) add or remove any LOB(s), Channel(s) or Sector(s), as set forth in Exhibit B, to or from the Assigned Territory; (vi) assign Direct Accounts to other distributors regardless of Assigned Territory; and (vii) take other actions, as ExxonMobil deems commercially appropriate, to assist serving the customer or growing the demand for the Products and Services.

(e)	Priority. Distributor agrees to give the Products priority over any competing products when allocating assets needed to facilitate distribution of the Products, including storage in tanks and warehouses.

Distributor: PetroChoice, LLC

1.4	Term

The Term of this Agreement begins on the Effective Date and expires on July 1, 2034 (“End Date”), unless terminated earlier according to the provisions of this Agreement. If ExxonMobil determines that prior to the initial End Date, Distributor has fully complied with the obligations set forth in the Brand Alignment Addendum, then ExxonMobil may, in its sole determination, elect to modify the Term by adding six (6) years to the initial End Date. Additionally, ExxonMobil may, at its sole determination, grant temporary extensions of the Term for periods not exceeding one year for each extension. Any such extension will not be construed as a renewal of this Agreement. ExxonMobil may, at its sole determination, offer to Distributor another agreement for an additional term, which may be of the same duration or a different duration as the Term hereof.

1.5	Lines of Business

Distributor shall, in the Lines of Business (“LOB(s)”) specified in Exhibit D, exert good faith and best efforts to promote and maximize the sale of Products specified in Exhibit A and promote any Services ExxonMobil may provide as specified in the Comprehensive Product Sales and Marketing Support Offering attached to Exhibit C.

1.6	Policies, Procedures and Guidelines

Distributor hereby acknowledges and agrees that it has read and understands the ExxonMobil Policies, Procedures and Guidelines (individually referred to as a “Policy”, “Procedure” or “Guideline” and collectively referred to as the “Policies, Procedures and Guidelines”). Distributor agrees to comply with, and to ensure that its employees, contractors, agents, Sub-distributors, Sellers, and permitted assigns comply with, the Policies, Procedures and Guidelines. ExxonMobil may from time to time change, delete, add to, or supplement the Policies, Procedures and Guidelines by providing written or electronic notice to Distributor via a Network update or in accordance with Section 14.2. The obligation on the part of Distributor to comply with such updated Policies, Procedures and Guidelines will be automatically incorporated into this Agreement upon provision of such notice. Distributor agrees to check the Network, or any successor system, at least once every week during the Term of this Agreement, and to read all announcements so provided, including any updates to the Policies, Procedures and Guidelines.

1.7	Addenda

The Products and/or Branded Technical Services that Distributor is authorized by ExxonMobil to handle and offer to customers may be changed, deleted, added to or supplemented by ExxonMobil from time to time by changing, adding or deleting addenda hereto with notice to Distributor. Unless terminated earlier, all addenda will terminate as of the expiration or termination of this Agreement. Distributor agrees to comply with the provisions of all addenda to this Agreement, which are set forth in and/or attached to Exhibit D or otherwise provided to Distributor by ExxonMobil.

Article II

PURCHASE AND SALE OF PRODUCTS AND SERVICES

2.1	Purchase Obligation

(a)	Quantity. Distributor will promote and maximize the sale of the Products and Branded Technical Services within Distributor’s Assigned Territory. ExxonMobil will sell and/or deliver, or procure an Affiliate to sell and/or deliver, Products and Services to Distributor at wholesale prices, and Distributor will purchase all of its Product from ExxonMobil or its designee. Unless ExxonMobil approves otherwise, the minimum quantity for each LOB shown in Exhibit A that Distributor must purchase in a given calendaryear is [***] percent ([***]%) of the actual quantity that Distributor purchased for that LOB in the previous calendar year. Without ExxonMobil’s prior approval, the maximum quantity for each LOB that Distributor may purchase in a given calendar year is [***] percent ([***]%) of the actual quantity purchased for that LOB by Distributor in the previous calendar year. In addition, from time to time ExxonMobil may set temporary maximum quantities for all or any Products in connection with a price change for such Products. Distributor acknowledges that the levels of inventory required to facilitate its distribution of the Products are reasonable.

Distributor: PetroChoice, LLC

(b)	Excluded from Minimum Quantities.

(i)	The Parties understand and agree that the quantities of Products referred to in Section 2.1(a) refer only to purchases by Distributor for resale by Distributor, and do NOT include any purchases made for Direct Accounts.

(ii)	The Parties understand and agree that the quantities of Products referred to in Section 2.1(a) as minimum quantities exclude House Brand Product purchased from ExxonMobil, if Distributor is permitted to sell House Brand under the terms of a House Brand Addendum.

(iii)	Distributor is not authorized to sell or invoice, for Distributor’s account, any Product (in bulk, packaged, branded or unbranded form) for which there is a specific OEM part number, to any ExxonMobil OEM customer or Direct Account, and any such sale will not qualify for credit under any ExxonMobil programs or count against any minimum purchase requirement. Distributor agrees to discuss any such existing situation with ExxonMobil and to propose a plan to resolve the conflict.

(c)	Amendments to Exhibit A. ExxonMobil, in its sole determination, may amend the contents of Exhibit A, which specifies the Product groups that Distributor is Authorized to Purchase and/or type of package, upon thirty (30) calendar days’ prior written notice to the Distributor.

(d)	Forecasts. At least sixty (60) days prior to the start of each calendar quarter, Distributor will furnish ExxonMobil with a one-year rolling forecast of its requirements for Products by LOB for the coming quarter. Distributor agrees to submit such forecasts in good faith. ExxonMobil will not be required to supply Products in any calendar quarter in excess of the most recent forecast for such quarter plus fifty percent (50%).

2.2	Orders for and Deliveries of Products and Services

(a)	Order and Delivery. Orders for and deliveries of Products and Services will be made in accordance with the Distributor Market Offer.

(b)	Title and Risk of Loss. Provisions for title and risk of loss are as set forth in the Distributor Market Offer.

(c)	Unloading. Distributor will promptly receive shipments, return shipping containers, intermediate bulk containers, tank cars and pallets, as instructed, pay demurrage and any storage charges, and reimburse ExxonMobil or carrier for the time that any means of transportation is held beyond a reasonable unloading period in accordance with the Distributor Market Offer.

(d)	Network. Distributor will maintain and use, at its expense, such hardware, software and qualified personnel as may be necessary to access and support the Network.

2.3	Prices for Products and Services

(a)	ExxonMobil’s wholesale prices to Distributor for Products are those in effect on the date of order by Distributor, and at the place from which ordered, regardless of when the Products are actually loaded, shipped, or delivered; provided, however, that if Distributor requests a delivery date that is more than fourteen (14) calendar days later than the date of order, then the prices are those in effect as of the requested date of delivery, regardless of when the Products are actually ordered, loaded, shipped, or delivered.

(b)	ExxonMobil’s prices for Services are those in effect at time and place of performance.

(c)	Unless otherwise specified, all prices are exclusive of taxes, duties or tariffs, and all prices and pricing processes are subject to change by ExxonMobil at any time and without notice. Cash discounts, if any, are not applicable to offset taxes, duties, tariffs, freight charges, or container charges.

Distributor: PetroChoice, LLC

(d)	Payment of Taxes. The amount of any foreign or domestic tax, duty, tariff or fee now or hereafter imposed by federal, state or local governments or agencies (not included in the price or otherwise paid by Distributor) with respect to or measured by (i) this Agreement; (ii) the Products or Services or constituent materials covered hereby; or (iii) the manufacture, storage, sale, use or handling of said Products or Services, or materials, will be paid by Distributor to ExxonMobil, unless Distributor will be required by law to pay the same directly to the governmental authority. To the extent any payment for Products or Services under this Agreement will be subject to a withholding tax payable to a local tax authority, Distributor will increase the amount paid such that, after payment of the withholding tax, ExxonMobil receives the full amount due as reflected on the invoice. Distributor will submit to ExxonMobil an original or certified copy of the withholding tax receipt from the appropriate tax authority within thirty (30) days of receiving such receipt. Distributor will provide ExxonMobil, on request, with properly completed exemption certificates for any tax from which Distributor claims exemption. If Distributor fails to provide the appropriate exemption certificate, Distributor will remain liable for any such taxes.

(e)	Electronic Notification of Prices. As a courtesy, ExxonMobil may from time to time notify Distributor and other customers of price changes via the Network or otherwise in electronic or written form. Distributor acknowledges that ExxonMobil does not warrant or guarantee the accuracy of any price data relayed by the Network. If there is a discrepancy between the price on the Network and the price on ExxonMobil’s invoice, the invoice price controls.

(f)	Governmental Regulations. If at any time ExxonMobil determines that, due to governmental regulations, orders, or requests, it is unable to increase the price of any of the Products or Services by an amount which is sufficient, in ExxonMobil’s sole determination, to reflect an increase in either (a) the cost of such Products or Services to ExxonMobil or ExxonMobil’s supplier, or (b) the fair market value of such Products or Services, which have occurred since the date of this Agreement or the date of the last increase in the price of such Products or Services whichever is later, ExxonMobil may terminate this Agreement, or the supply of the impacted Products or Services, upon thirty (30) days written notice to Distributor, or may suspend its obligations under this Agreement with immediate effect while such limitation applies.

(g)	Prices for Products and Services are set within ExxonMobil’s sole determination from time to time, with or without advance notice, and may include all or any costs or other factors as ExxonMobil deems appropriate.

2.4	Credit and Payment

(a)	Credit and Payment Terms. Except to the extent that ExxonMobil extends credit to Distributor, Distributor will pay ExxonMobil for Products prior to delivery and for Services prior to performance. ExxonMobil may extend credit to Distributor upon terms established by ExxonMobil, and may (i) revoke credit, (ii) modify any and all terms and conditions of credit and/or payment, and/or (iii) require payment within any number of days of delivery that ExxonMobil deems appropriate, with or without any accompanying discount for payment within such number of days. ExxonMobil may accomplish any or all of the foregoing at any time, at its sole determination, by giving notice to Distributor, which notice may be provided by email or by any other means specified in this Agreement, and which will be effective immediately upon receipt, unless otherwise specified by ExxonMobil. In addition, ExxonMobil may, from time to time, establish generally applicable terms of credit and/or payment by posting such terms on the Network, in which event such terms of credit and/or payment will become effective seven days after such posting.

(b)	Interest. In the event ExxonMobil does not receive payment of any amount due and owing, ExxonMobil may assess default interest on any amount overdue to ExxonMobil at the lesser of 1.5%

Distributor: PetroChoice, LLC

per month, or the maximum rate allowable by law to be prorated daily commencing the day after the due date.

(c)	Method of Payment. All payments will be in United States Dollars through ExxonMobil’s Automated Direct Debit System via Electronic Funds Transfer (ADDS via EFT) or otherwise as and where ExxonMobil may specify. ExxonMobil reserves the right to charge Distributor for any checks, debits, or electronic transfers that are not honored, and to charge Distributor for delinquent payments to the extent permitted by law.

(d)	Security. If requested by ExxonMobil, Distributor will provide and maintain security that, in ExxonMobil’s sole determination, is sufficient to secure payment for purchases of Products and/or Services. Examples of security include a letter of credit, bank guarantee, cash deposits or assignment, mortgage, or other collateral acceptable to ExxonMobil. In the event credit is revoked by ExxonMobil, all amounts then due and owing will become payable, and all future sales by ExxonMobil to Distributor will be for cash (or, at ExxonMobil’s option, certified or cashier’s check, money order, electronic funds transfer, or other means approved by ExxonMobil). ExxonMobil may use, without prior demand on Distributor, any or all of such security to satisfy any indebtedness or other obligation to ExxonMobil including indebtedness arising from purchases of Products and/or Services under this Agreement. At ExxonMobil’s request at any time during the Term, Distributor will sign and deliver to ExxonMobil a security agreement, financing statement, or other documents to establish or perfect ExxonMobil’s security interest.

(e)	Suspension of Deliveries/Application of Security. If Distributor defaults in the payment of any undisputed indebtedness to ExxonMobil, or fails to comply with any terms of credit or undisputed payment, ExxonMobil, in addition to any other rights it may have, may immediately suspend deliveries of all Products and/or Services and/or apply any security that Distributor may have given to ExxonMobilto the payment of any such undisputed indebtedness.

(f)	Placement for Collection. Distributor agrees that, if Distributor’s account is placed for collection, it will pay all costs, reasonable attorney’s fees, and collection agency commissions incurred by ExxonMobil and associated with such collection proceedings.

(g)	Right of Set-Off. ExxonMobil and its Affiliates may withhold and set off, from and against any amount due and owing to Distributor by ExxonMobil or its Affiliates under this Agreement or any other agreement between ExxonMobil or its Affiliates and Distributor (or held by ExxonMobil and its Affiliates on behalf of Distributor), any amount due and owing by Distributor to ExxonMobil and/or its Affiliates, except that ExxonMobil may not withhold or set-off any amount disputed in good faith by Distributor in accordance with Section 14.14 hereof.

(h)	Payment of Amounts Due Resulting from Audit. The Parties understand and agree that (i) in accordance with Section 14.7 below, audits pursuant to Section 14.7 may cover a period going back for thirty-six (36) months independently of the Term of this Agreement, and (ii) any sum found due as a result of such audit and/or review of ExxonMobil’s records will be paid promptly by the Party owing such sum.

(i)	Distributor and ExxonMobil agree that resolution of disputes, controversies or claims arising under this Section 2.4 is not limited by the provisions of Section 14.14 hereof, relating to claims and dispute resolution.

2.5	Claims

(a)	All quality or quantity claims for Products will be resolved according to the Distributor Market Offer, subject to the limitations on and/or waiver of representations and warranties provided elsewhere herein. Delivery of a Product that is not the correct Product ordered will be cured by ExxonMobil within sixty (60) calendar days following ExxonMobil’s receipt of notice from Distributor in accordance with the Distributor Market Offer.

Distributor: PetroChoice, LLC

(b)	Any claim for deficiency in quality of any Service will be waived unless Distributor, within fifteen (15) calendar days after performance of such Service, gives written notice of such claim to ExxonMobil.

2.6	Product Changes or Discontinuances

ExxonMobil may, at any time, change the grade, specifications, characteristics, delivery package, brand name, Proprietary Mark or other distinctive designation of any Product, Service and/or Branded Technical Service and such Product, Service and/or Branded Technical Service, as so changed, shall remain subject to this Agreement. ExxonMobil may discontinue the production or sale of any Product or Service upon thirty (30) calendar days’ notice to Distributor; provided, however that ExxonMobil may immediately change any aspect of the Product or Service if necessary to respond to security, safety, health or environmental concerns or unanticipated government regulations.

2.7	No Extra-Territorial Sales

Distributor acknowledges (i) that the labeling laws, trademark and copyright laws, product specification requirements, and advertising requirements of foreign countries may be different from U.S. laws, (ii) that ExxonMobil and/or its Affiliates have production and contractual obligations with parties in foreign countries that they must honor, and (iii) that certain U.S. laws may apply outside the U.S., e.g., laws dealing with exports and imports and laws relating to trade sanctions. Therefore, Distributor agrees to distribute Products and provide any authorized Branded Technical Services only in the Assigned Territory and only as identified by the Proprietary Marks and to purchase Products only from ExxonMobil or its Affiliates or designees. Distributor will neither solicit nor accept orders for Products from, or provide Branded Technical Services to, customers located outside of the Assigned Territory through any means, including advertising, internet, and other platforms of electronic commerce. Distributor will not establish a sales office, a warehouse or a distribution center outside the Assigned Territory for the Products. Distributor agrees that it will keep ExxonMobil advised of all inquiries or orders for Products or requests for Branded Technical Services from present or potential customers located outside the Assigned Territory, as well as for Products intended to be sold outside the Assigned Territory. Distributor will take reasonable steps to prevent diversion of Products outside the Assigned Territory by other parties that may purchase Products from Distributor. If Distributor suspects, either before or after the transaction takes place, that a transaction may be in violation of this clause, Distributor agrees to promptly notify ExxonMobil. Distributor and ExxonMobil agree that resolution of disputes, controversies or claims arising under this Section 2.7 is not limited by the provisions of Section 14.14 hereof, relating to claims, dispute resolution, and arbitration. Indemnification for violation of this requirement is provided in Section 11.1(c) of this Agreement.

2.8	Anti-Corruption Commitments and Representations

For purposes of this section, “Official” means and includes: (i) any officer or employee of any government or any department, agency or instrumentality or administrative body controlled by a government, or any person acting in an official capacity on behalf of any such government, department, agency, instrumentality or administrative body; (ii) any officer or employee of any legal entity owned or controlled by a government or any person acting in an official capacity on behalf of any such legal entity; (iii) any political party; (iv) any official of a political party; (v) any candidate for political office; or (vi) any officer or employee of a Public International Organization (e.g., United Nations, IMF, World Bank).

(a)	In recognition of and to secure compliance with the principles of: (i) the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions which entered into force on February 15, 1999; (ii) the United States Foreign Corrupt Practices Act; (iii) the U.K. Bribery Act, 2010; and (iv) any other laws having the same or similar effect with respect to Officials or other persons, Distributor represents, warrants and agrees that in connection with this Agreement no fee, money or any other thing of value has been or will be paid, offered, given, authorized or promised by Distributor or any of its agents or employees, directly or indirectly, to any (I) person or entity (whether natural or legal), or (II) Official (each of the foregoing described in (I) and (II), being a “Covered Person”), for purposes of:

(i)	improperly influencing any Covered Person in his or its official, corporate or business capacity;

Distributor: PetroChoice, LLC

(ii)	inducing any Covered Person to do or omit to do any act in violation of its lawful duty or that represents an actual or apparent conflict of interest;

(iii)	improperly inducing any Covered Person to use his or its influence with a government or government controlled instrumentality to improperly affect or influence any act or decision of such government or instrumentality;

(iv)	improperly or covertly inducing any Covered Person directly or indirectly to purchase Products or cause Products to be purchased or to take or fail to take some other action with respect to the Products or in order to promote sales of the Products or otherwise improperly assist ExxonMobil or its Affiliates; or

(v)	securing any improper or unethical advantage.

(b)	Distributor represents and warrants that:

(i)	no Official or close relative to an Official, has or will have any direct or indirect ownership or other legal or beneficial interest in Distributor or any of its Affiliates, or in the contractual relationship established by or related to this Agreement;

(ii)	no such Official serves as an officer, director, employee or agent of Distributor; and

(iii)	it has adequate policies, procedures and/or controls in place to ensure activities under this Agreement are in compliance with applicable anti-corruption laws and the requirements of this Section 2.8, including at a minimum, policies, procedures and controls relating to:

A.	accounting, approval and recording of financial transactions;

B.	compliance with anti-corruption laws;

C.	risk based training of personnel with regard to anti-corruption laws;

D.	risk based due diligence on third-party engagements/contracts; and

E.	gifts and hospitality, promotional expenditures, sponsorship and charitable donations.

(c)	Distributor’s representations in this Section 2.8 will be continuing throughout the Term of this Agreement. Distributor agrees to notify ExxonMobil promptly and in writing of any change in direct or indirect ownership in it or its Affiliates that would make it or them an Official as defined in this Agreement or any instance where Distributor fails to comply with this Section 2.8. Distributor covenants that should ExxonMobil notify it of any concern that there may have been a breach of the provisions of this Section 2.8, it shall cooperate in good faith with ExxonMobil in determining whether such a breach has occurred. If ExxonMobil determines in its sole determination that there has been such a breach or that Distributor has taken any action that would create a material risk of liability for ExxonMobil under any applicable Law, it will be entitled to treat the breach as an Event of Default and to exercise any rights it may have upon the occurrence of an Event of Default, without regard to any waiting periods or cure periods specified in this Agreement. Distributor will, with respect to any of its Affiliates, Sub-distributors, Sellers or third parties that are undertaking activities pursuant to this Agreement, require compliance with contractual provisions substantially identical to those contained in this Section 2.8.

(d)	Distributor and ExxonMobil agree that resolution of disputes, controversies or claims arising under this Section 2.8 is not limited by the provisions of Section 14.14 hereof, relating to claims and dispute resolution.

(e)	ExxonMobil may, in its sole discretion, request from the Distributor a compliance certification that all provisions of this Section 2.8 have been strictly adhered to. Refusal to give this certification will entitle ExxonMobil to treat the refusal as an Event of Default and to exercise any

Distributor: PetroChoice, LLC

rights it may have upon the occurrence of an Event of Default, without regard to any cure periods specified within the Agreement.

2.9	Conflicts with U.S Laws

Notwithstanding any other provision in this Agreement, or any other document, neither this Agreement nor any other document will constitute an agreement by any Party or any of its Affiliates to take any action, or refrain from taking any action, that is in conflict with, penalized under, not in compliance with or prohibited by the laws of the United States. Each Party represents and agrees that it will not, in connection with this Agreement, take or permit any action or expenditure of funds in violation of, or penalizable by, U.S. Trade Laws regarding boycotts, trade sanctions, export controls, and foreign corrupt practices, or by comparable non-U.S. laws to the extent not prohibited by or penalizable by U.S. laws.

Article III

EXXONMOBIL’S OBLIGATIONS

3.1	ExxonMobil Support

ExxonMobil support to Distributor may include:

(a)	Maintain Reasonable Inventory. Based, among other criteria, on historical and projected Distributor demand data for Products and subject to Article XII, ExxonMobil will maintain reasonable inventory levels at distribution facilities to support Distributor’s purchases of the Products.

(b)	Price Changes. Subject to Article II, ExxonMobil may, as a courtesy, provide price changes for the Products and Services via the Network.

(c)	SDS’s. Provide Safety Data Sheets and other safety information for the Products, as required by applicable Law.

(d)	Sales Materials. Make available sales and promotional materials intended to assist Distributor in making sales of Products and Branded Technical Services.

(e)	Marketing Programs. Develop marketing programs to support sales and promotion of the Products, Branded Technical Services and ExxonMobil lubricants generally.

(f)	Training. Make available (i) Training concerning the Products and Services, and related matters at ExxonMobil-designated facilities; (ii) field training concerning the same; and (iii) training materials to Distributor.

(g)	Technical and Engineering Support. At ExxonMobil’s sole determination, provide a field sales and engineering force (i) in general, to promote, in the marketplace, the sale and use of ExxonMobil lubricants; (ii) in particular, to provide PES and/or other Services to Distributor’s customers who meet ExxonMobil’s criteria; (iii) to render advice on ExxonMobil lubricant applications and related technical issues; and (iv) to provide Training.

(h)	Meetings. Conduct periodic meetings to discuss (in person, or via telephone, electronic or other media) ExxonMobil’s marketing philosophy, policies, procedures, guidelines, and/or programs.

(i)	ExxonMobil Comprehensive Product Sales and Marketing Support Offering. Develop a list of Products, Services and Marketing Support Programs that ExxonMobil may make available to Distributor, as detailed in the CSPO.

(j)	Signage. ExxonMobil may make available to Distributor, directly or indirectly, signage incorporating the Proprietary Marks on terms and conditions determined by ExxonMobil.

Distributor: PetroChoice, LLC

3.2	Changes, Third Parties, Charges for Requested Services

ExxonMobil may change or limit its provision of the foregoing services and materials, may have the services provided by a third party, and may establish charges for the cost of such services and materials requested by Distributor from time to time.

3.3	Product and Service Warranty

ExxonMobil warrants that Products purchased under this Agreement will conform in all material respects to the ExxonMobil’s specifications described as such in ExxonMobil’s product data sheets at the time such Products are shipped; and that upon delivery thereof Distributor will receive good title to the Products free and clear of any third party claim, lien, or encumbrance. ExxonMobil warrants that the Services provided under this Agreement will be performed in a good and workmanlike manner. EXXONMOBIL MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY AND THAT OF FITNESS FOR A PARTICULAR PURPOSE.

3.4	Limitation of Liability

(a)	ExxonMobil’s liability, under Section 3.3, for any defect in quality of a Product will be limited to the cost of repairs, parts, and labor to any engine or other equipment directly and solely attributable to any such defect. ExxonMobil will only be liable under Section 3.3 if:

(i)	The Product is confirmed to be unadulterated;

(ii)	The Product meets the manufacturer’s specifications for that equipment;

(iii)	The equipment has been used within the operating limits, including speed, load, temperature and oil drain interval, specified or recommended by the manufacturer; and

(iv)	The equipment has a documented record of regular servicing at the intervals recommended by the manufacturer and has a good maintenance track record.

(b)	ExxonMobil’s liability, under Section 3.3, for any defect arising out of the performance of a Service will be limited to the charge, if any, made to the claimant by ExxonMobil for that Service or, at ExxonMobil’s sole determination, to the re-performance by ExxonMobil of that Service. ExxonMobil’s total liability for defects or any other claims is further limited by Section 14.8.

Article IV

DISTRIBUTOR’S OBLIGATIONS

4.1	Distributor’s Marketing and Product Support Obligations

Distributor shall perform as follows:

(a)	Sale of ExxonMobil Products and Services.

(i)	develop and maintain Dedicated Resources sufficient to support sales of Products and the provision of Branded Technical Services, in a manner satisfactory to ExxonMobil.

(ii)	market, sell and distribute Products and Branded Technical Services only in the Assigned Territory; and

(iii)	develop and implement sales, promotional and technical programs for the Products, Services, and Branded Technical Services for the Assigned Territory in accordance with the Comprehensive Product Sales and Marketing Support Offering and Branded Technical Services Addendum.

Distributor: PetroChoice, LLC

(b)	Compliance with Brand Identity Requirements.

(i)	Distributor will manage its distributorship, including appearance and housekeeping of its facilities, so as to maintain and enhance the public acceptance of the Products and will use the Proprietary Marks accordingly. Distributor will comply with the Distributor Branding Guidelines attached to Exhibit C and Article V. All internet presentations, web pages, facility signage, vehicle imaging, media, business cards, letterhead, uniforms and other items, electronic platforms and programs that carry any ExxonMobil brand image or likeness will conform to the Distributor Branding Guidelines, and are subject to ExxonMobil audit according to the audit provisions contained elsewhere in this Agreement. Therefore, Distributor agrees to: (i) on an annual basis complete the Annual Brand Usage Assessment (“Brand Assessment”) located on the Network; and (ii) close any gaps identified within the timeframe communicated by ExxonMobil.

(ii)	As soon as is reasonably practical, and in any event within one year of the Effective Date, Distributor shall fully implement co-branding in the following areas: Distributor lubricant delivery trucks (both bulk and package), uniforms (lubricants drivers and Distributor sales representatives), e-mail signature will have a designation of “Authorized Mobil Distributor” and website (approved brand logo should be used, where possible the distributor brand should lock-up to the brand logo). Such co-branding shall continue throughout the Term and shall comply with the Distributor Branding Guidelines attached to Exhibit C and Article V.

(iii)	As soon as is reasonably practical, and in any event within three years of the Effective Date, Distributor shall fully implement co-branding in the following areas: Exterior building signage (non- retail sites will display Mobil branding on exterior or warehouse premises) and exterior free-standing signage (non-retail sites will display Mobil branding on free-standing signage) that support the lubricant business where local authority allows. Signage should include “Authorized Mobil Distributor”. Such co-branding shall continue throughout the Term and shall comply with the Distributor Branding Guidelines attached to Exhibit C and Article V.

(c)	Product Representation. Distributor will meet or exceed ExxonMobil’s standards for Product Representation as outlined in DPIM.

(d)	Product Importation. Distributor will comply with all applicable Laws governing the importation of Products, including chemical control regulations and review, translation or validation of Product labels and SDS’s. If repackaging or relabeling of Product is required, then Distributor will get written authorization from ExxonMobil to repackage or re-label the Product and such written authorization will not be unreasonably withheld.

(e)	Customer Service. Distributor will deliver exemplary customer service and take appropriate corrective measures in response to any customer complaints relating to the distributorship or to the Products or Services, including complaints from a Direct Account or PES Account customers. Without limiting the generality of the foregoing, Distributor understands the requirements relating to delivering to Direct Accounts described in the Distributor Direct Account Service Offering in Exhibit C, including order delivery time, minimum order quantity and buyback submission timeframe, and Distributor shall comply with such requirements. Distributor shall follow ExxonMobil’s Service Request process to manage and resolve any customer-related disputes or issues. Unless otherwise instructed or agreed by ExxonMobil, Distributor will communicate to the customer, immediately after the closure of the Service Request, the root cause and the solution of the dispute or issue.

(f)	Cause No Harm. Distributor will refrain from conduct that could cause any injury or damage (i) to ExxonMobil in regard to those customers or accounts expressly reserved to ExxonMobil; (ii) to the goodwill or reputation of ExxonMobil lubricants; (iii) to the Proprietary Marks; or (iv) to ExxonMobil or any Affiliate; or (v) to the Products or Services.

Distributor: PetroChoice, LLC

(g)	Maintain Inventory. Distributor will maintain adequate inventories of the Products, distribution facilities, and storage spaces, so as to provide timely delivery of the Products to customers including to Direct Accounts, OEM customers, or PES Account customers.

(h)	Information. Distributor will provide ExxonMobil catalogs, SDS’s, sales literature, product literature, training programs, training materials and best practices data to Distributor’s customers and personnel, as appropriate. Distributor agrees to provide all materials concerning the safety and health aspects of Products and/or containers for such Products to all Distributor’s employees, agents, contractors, invitees, and customers that Distributor can reasonably foresee may be exposed to or may handle such Products and/or containers.

(i)	Active Management. Distributor’s management will participate actively in planning and enhancement programs for the distributorship as opportunities to do so arise, or may be recommended by ExxonMobil, such as:

(i)	preparing the Distributor business plan;

(ii)	preparing the Distributor sales and marketing plan;

(iii)	preparing the Distributor periodic business review;

(iv)	preparing other planning tools and programs, including preparation of BCPs, succession plans, and acquisition plans;

(v)	attending periodic meetings with ExxonMobil personnel to discuss ExxonMobil’s marketing philosophy, policies and programs, which at ExxonMobil’s sole determination may be in person, via telephone, electronic means or other media;

(vi)	providing input into and active feedback on key distributor performance and sales indicators for use in distributor development, distributor network development planning, effective market coverage analysis, ExxonMobil Marketing Support Programs via active participation in the region networks through involvement in the National Lubricants Distributor Advisory Board (“NLDAB”) work teams, surveys that ExxonMobil may sent to Distributor and other diagnostic tools that ExxonMobil may deem appropriate; and

(vii)	participating in annual analytical studies to assist ExxonMobil in the development of ExxonMobil’s distribution network and measurement of its success, through, but not limited to, the annual Performance Analysis Report (“PAR”) survey or its successor, and distributor customer satisfaction surveys.

(j)	Monthly Report. As requested, Distributor will report, to its ExxonMobil sales representative, customer and volume gains and losses or other reporting requirements that ExxonMobil may determine for the purpose of forecasting future Product demand. Distributor may, but will not be required to provide, non-aggregated information specific to individual customers that are not Direct Accounts, PES or other customers contracted with ExxonMobil.

(k)	Performance Metrics. As requested, Distributor will provide input into distributor key performance indicators for use in distributor development, distributor network development planning, effective market coverage analysis, and other diagnostic purposes that ExxonMobil may deem appropriate.

Distributor: PetroChoice, LLC

(l)	Alcohol and Drug Use Policy, Harassment Policy and Anti-Corruption Policy.

(i)	Distributor acknowledges that it maintains, and will continue to maintain, reasonable policies on alcohol and drug use, harassment, anti-corruption, and gifts and entertainment.

(ii)	When on premises owned and/or operated by ExxonMobil or its Affiliates, Distributor will not misuse legitimate drugs or use, possess, distribute, or sell alcoholic beverages and/or illicit or unprescribed controlled drugs. The preceding sentence will also apply to inhalants and all other forms of substances that can be abused. ExxonMobil may conduct unannounced searches for drugs and alcohol and other substances that can be abused on premises owned and/or operated by ExxonMobil or its Affiliates.

(iii)	When on premises owned and/or operated by ExxonMobil or its Affiliates, Distributor will not engage in harassment based on race, color, sex, religion, national origin, citizenship status, age, physical or mental disability, veteran or other protected status, or any other form of harassment, For the purposes of this Section 4.1(l), “harassment” is any inappropriate conduct which has the purpose or effect of creating an intimidating, hostile or offensive work environment, unreasonably interferes with an individual’s work performance, or affects an individual’s employment opportunities.

(m)	Site Specific Rules. Distributor and its employees, agents, contractors and assigns will comply with all site specific rules, Policies, Procedures and Guidelines when on premises owned and/or operated by ExxonMobil or its Affiliates.

(n)	Solvency. Distributor represents to ExxonMobil that Distributor is solvent and financially able to pay for Products in accordance with the payment terms in effect when Distributor takes title to such Products.

(o)	No Authorization to Package, Repackage or Re-label. Distributor represents that it will not package, repackage, re-label, modify a label or add supplemental labels to any Product except as required by Section 4.1(d).

4.2	Compliance with Applicable Laws, Export Controls and Trade Laws

(a)	Distributor will comply with all applicable Laws, and will instruct and require its employees, contractors, Sellers, Sub-distributors and agents with respect to same. Distributor will ensure strict compliance with applicable antitrust and competition laws at all times. Indemnification for violation of this Section is provided in Section 11.1(a) of this Agreement.

(b)	Distributor will comply with all applicable Trade Laws in performing its obligations under this Agreement, and will instruct and require its contractors, Sub-distributors, Sellers and agents to do the same.

(i)	Distributor acknowledges that the Products and Services provided by ExxonMobil or its Affiliates may be subject to Trade Laws restricting their export (including the deemed export of technologyand source code), re-export, transfer or release, directly or indirectly, to certain parties or destinations and Distributor agrees to comply with all such restrictions. Distributor represents andwarrants that neither Distributor nor any person that owns or controls Distributor is a Restricted Party or is subject to any other sanctions restrictions, or designations under Trade Laws. “Restricted Party” will mean any person (entity or individual) that is identified on any U.S. or EUrestricted party list, including but not limited to the Specially Designated Nationals (“SDN”) and Blocked Persons List (“SDN List”), maintained by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and any party owned fifty percent (50%) or more, individuallyor in the aggregate, by one or more SDNs; the Denied Persons, Unverified, and Entity Lists, maintained by the U.S. Department of Commerce; the Debarred Parties list and the

Distributor: PetroChoice, LLC

Nonproliferation Sanctions List maintained by the U.S. State Department; the EU Consolidated List of Designated Parties, maintained by the European Union and any party majority owned or controlled by a Designated Party; lists of sanctioned parties maintained by EU Member States including, but not limited to, the Consolidated List of Assets Freeze Targets, maintained by HM Treasury (U.K.) and any party owned or controlled by a party subject to sanction pursuant to suchlists; and the UN Consolidated List, maintained by the UN Security Council Committee.

(ii)	Distributor will not cause ExxonMobil or its Affiliates to violate Trade Laws that are applicable to ExxonMobil or its Affiliates.

(iii)	Distributor will not take any action, furnish any information, or make any request that would be reportable to the U.S. Commerce or Treasury Department or would result in a violation of law or penalty for ExxonMobil or its Affiliates under U.S. antiboycott laws and regulations administered by these departments (“Antiboycott Laws”). Notwithstanding any other provision of this Agreement, the Parties are not required to take or refrain from taking any action, or to furnish any information, prohibited or penalized under the laws of the United States, including without limitation Antiboycott Laws.

(c)	ExxonMobil will be entitled to terminate this Agreement immediately under Section 10.2 if: (1) Distributor fails to comply with all applicable laws, as set forth in Section 4.2; or (2) Distributor becomes a Restricted Party or is subject to any other sanctions, restrictions or designations under applicable Trade Laws.

(d)	The Parties are entering into this Agreement in reliance on the Laws and arrangements with governments or governmental instrumentalities in effect on the Effective Date affecting the Products (including the raw materials, manufacturing or distribution facilities used therefore) sold hereunder insofar as said Laws and arrangements affect Distributor, ExxonMobil or ExxonMobil’s suppliers. If the effect of any change in, or of any new, Laws or arrangements (“Change”):

(i)	is not covered by any other provision of this Agreement, and

(ii)	in the affected Party’s judgment, either (a) has an adverse effect upon the Party, or (b) increases the risk to the Party of performance under this Agreement,

then the affected Party may request renegotiation of the terms of this Agreement impacted by such Change, to be completed within thirty (30) calendar days of written request thereof. Failing successful renegotiation, in the sole determination of ExxonMobil, the affected Party will have the right to terminate this Agreement effective ten (10) calendar days after the end of efforts by the Parties to renegotiate.

4.3	Brand and Product Integrity

(a)	Maintaining Brand and Product Integrity Control. Distributor will, as prescribed in the DPIM, protect the integrity of the Products by exercising the highest degree of care and diligence in their handling, storage, and sale. In addition, Distributor agrees that:

(i)	no other product will be substituted for or mixed with the Products for sale under the Proprietary Marks;

(ii)	the Products will not be adulterated in any way;

(iii)	Distributor will not use the Proprietary Marks in connection with the handling, storage and sale of any adulterated, mixed, substituted or previously used products;

Distributor: PetroChoice, LLC

(iv)	only Exxon branded and/or Mobil branded Products will be handled, stored or sold through any equipment, container or conveyance that bears any of the Proprietary Marks;

(v)	ExxonMobil will have the right to conduct audits or to nominate a third party auditor to conduct audits of Distributor’s relevant sales volumes and to inspect, and take samples of, Products if ExxonMobil suspects unauthorized substitution, adulteration or mixture of the Products;

(vi)	Distributor will inspect, monitor and conduct any required brand and product integrity assessments for any Sub-distributor and/or Seller supplied by Distributor to ensure continuing brand and product integrity and compliance with the DPIM;

(vii)	Distributor will notify ExxonMobil of any product quality incidents involving ExxonMobil Products consistent with the DPIM; and

(viii)	Distributor will comply with any Customer Specific Requirements, as notified by ExxonMobil, when supplying / handling products supplied to OEM Customers.

(b)	Quality Control Testing. Distributor will, and ExxonMobil at its option may, inspect, and take and test samples from storage tanks, drums, and tanks of delivery vehicles to determine if there is any contamination of the Products. Upon request, Distributor agrees to provide ExxonMobil with the results of any tests of Products conducted by or for Distributor and to provide ExxonMobil immediate access to Distributor’s facilities to conduct any inspection, testing, and sampling.

(c)	Unauthorized Rebranding. Distributor may not rebrand any Product without prior written approval from ExxonMobil. Distributor will report any unauthorized rebranding of any kind or sales of rebranded Products or Services that come to Distributor’s attention. Distributor will not represent, or pass off, that any Product is identified by any brand other than the appropriate Proprietary Marks. Distributor will not represent, or pass off, that any other product is a Product. ExxonMobil will have the right to conduct audits of Distributor’s relevant sales records and to inspect and take samples of any products (including the Products) if unauthorized rebranding is suspected. Distributor will provide ExxonMobil immediate access to Distributor’s facilities and records to conduct audits, take and test samples, and to inspect for unauthorized rebranding.

(d)	Brand and Product Integrity Assessments.

(i)	Distributor agrees to ExxonMobil’s product integrity assessment and inspection rights as set forth in the DPIM, and Distributor shall conduct and provide ExxonMobil with an annual product integrity self-assessment, using the form provided by ExxonMobil, of all Distributors facilities and Product handling processes against DPIM and other Policies, Procedures and Guidelines, before the deadline prescribed by ExxonMobil.

(ii)	Distributor will conduct and provide ExxonMobil with an annual Mobil brand identity and brand integrity self-assessment using the form provided by ExxonMobil.

(iii)	Distributor will, upon ExxonMobil’s request, participate in and cooperate with ExxonMobil on an external Mobil brand identity and brand integrity assessment, which may be conducted by ExxonMobil personnel or by a third party vendor as ExxonMobil may determine.

(iv)	If any incidents of product integrity, brand identity or brand integrity non-compliance are detected, whether as a result of ExxonMobil’s assessment, Distributor’s annual self-assessment or an external assessment, as applicable, then Distributor shall document, to ExxonMobil’s sole satisfaction, that the incident of non-compliance has been corrected within the time prescribed in the current DPIM (in the case of product integrity), within

Distributor: PetroChoice, LLC

six months (in the case of brand and brand integrity), or such other timeframe as agreed to by ExxonMobil and Distributor in the gap closure plan.

(e)	Failure to Comply. If a brand and product integrity assessment conducted under the Distributor Product Integrity Manual results in finding a violation of any requirement contained in DPIM that is not cured by Distributor within the timeframe provided for in the DPIM or the gap closure plan, or in the event of any failure by Distributor to comply with this Section 4.3, in addition to any other rights and remedies available to it hereunder or under applicable Laws, ExxonMobil will have the right to restrict or limit Distributor activities associated with the storage, handling, packaging, viscosity blending, transporting, sale and dispensing of Products, including immediate cessation of such activities, suspension of deliveries or termination of this Agreement effective immediately upon written notice to that effect.

(f)	Brand and Product Integrity Complaints. Distributor will comply with the requirements in DPIM relating to the handling and reporting of Brand and Product Integrity Complaints:

(i)	ExxonMobil reserves the right to handle, process, and respond to all Brand and Product Integrity Complaints. Distributor agrees to cooperate with ExxonMobil, if ExxonMobil elects to investigate and respond to any such complaint;

(ii)	Distributor will develop and maintain written procedures for the receipt and reporting of information related to Brand and Product Integrity Complaints, in accordance with the requirements set forth in DPIM; and

(iii)	Distributor will maintain records of information concerning Brand and Product Integrity Complaints for a period of three (3) years. Distributor will provide ExxonMobil with reasonable access to any such records within five (5) working days of receiving a request from ExxonMobil for such access.

4.4	Advertising and Signage

All advertising and promotion of the Products and/or Services, including lettering and color schemes, will conform to the Distributor Branding Guidelines and with Article V. Distributor will, at its own expense, take delivery of, erect, install, and maintain any signs made available to Distributor for Distributor’s own use or use by Distributor’s customers under Section 3.1(j).

4.5	Equipment Maintenance

Any motor delivery equipment, tank, pump, and other dispensing equipment bearing the Proprietary Marks, or painted in accordance with ExxonMobil’s approved standards, will be maintained in safe working condition. ExxonMobil will not be obligated to furnish, repair or maintain any equipment for Distributor. Distributor will maintain in good and clean condition all tanks, hoses, and connections in or through which the Products are handled while under Distributor’s control. ExxonMobil may refuse to make delivery if it believes that any such tank, hose, or connection is not so maintained. ExxonMobil, however, assumes no responsibility for the condition or cleanliness of such equipment or for the inspection thereof.

4.6	Improvements and Investments in Distributorship

Distributor acknowledges that the use of current technology and communications systems in the operation of the distributorship is critically important in meeting customer needs, adjusting to competitive conditions, and handling administrative and other transactions between the Parties commencing with Product and Service order placement and continuing through payment for Products and Services. Further, Distributor acknowledges that technology and communications systems are expected to change over time, requiring periodic addition, replacement, or updating of equipment or systems used in the distributorship. Accordingly, Distributor agrees to make improvements and investments in the distributorship (i.e., hardware, software, training, system integration, and data exchange), at Distributor’s expense, as may be reasonably necessary or appropriate from time to time, to add, replace, or update equipment to ensure compatibility with the operational needs of customers and equipment used to communicate effectively with its customers, ExxonMobil and ExxonMobil’s distributor network.

Distributor: PetroChoice, LLC

4.7	Pricing

For all sales made by Distributor to customers (including sales of Products and Branded Technical Services), Distributor will be solely responsible for determining its own prices, terms, pricing policies, customer credit determinations, and discounting policies. ExxonMobil may make non-binding recommendations to Distributor regarding pricing, terms, pricing policies, credit and discounting policies, however, Distributor is not obligated to accept any such recommendations made by ExxonMobil.

4.8	Safety, Health and Environmental Standards

Distributor will operate its distributorship in an environmentally conscientious manner with due regard for the health and safety of the surrounding community and in compliance with all safety, health and environmental laws. Distributor will maintain a safety, health and environmental policy. Furthermore, Distributor, its employees, contractors, agents, successors and assigns will follow all ExxonMobil site-specific rules, policies, procedures and guidelines when on premises owned and/or operated by ExxonMobil or its Affiliates. Indemnification for violation of this Section is provided in Section 11.1(d) of this Agreement.

4.9	Electronic Correspondence

(a)	Distributor and ExxonMobil recognize the extensive use of the internet for communications among suppliers and purchasers, and agree that the internet and related technologies will continue to provide the means to handle administrative and other transactions between the Parties, including Product and Service order placement and payment. ExxonMobil currently communicates with Distributor over the Network and by email, and Distributor is familiar with handling administrative and other transactions over the Network and the internet. ExxonMobil is continually reviewing computerized systems and other programs to gain the benefits from new technology, and may implement changes, replacements, or successors to any of such systems. Distributor will use best efforts to implement computerized systems or programs proposed by ExxonMobil in order to conduct such transactions over the internet or related technologies. As noted in Section 1.6 above, Distributor agrees to check the Network (or any successor system) at least once every week during the Term of this Agreement, and to read all announcements posted thereon, including any updates to the Policies, Procedures and Guidelines.

(b)	Distributor will not directly or indirectly use, or cause to be used, the internet, other electronic commerce, or related technologies, to advertise, promote, or sell Products and/or Services and/or Branded Technical Services, without ExxonMobil’s written permission. Such permission is not to be unreasonably withheld, but is subject to Article V.

(c)	Distributor is to keep current with and provide qualified personnel in their utilization of the Network, including supply chain enhancements.

4.10	Material Adverse Financial Event

Distributor will promptly notify ExxonMobil in writing of any Material Adverse Financial Event (defined below) and any significant adverse impact and/or obligation reasonably expected to arise from such Material Adverse Financial Event. For purposes of this Agreement, “Material Adverse Financial Event” is defined as a change, potential change or pending change which could reasonably be expected to have a significant and material adverse impact on Distributor’s creditworthiness, including any liens or judgments filed against Distributor.

Distributor will promptly provide such additional information as may be reasonably requested by ExxonMobil in its effort to assess the impact of any Material Adverse Financial Event on Distributor’s creditworthiness, including pro- forma financial statements of Distributor which incorporate the effects of such Material Adverse Financial Event.

Distributor: PetroChoice, LLC

Article V

PROPRIETARY MARKS; PRESS RELEASES

5.1	Use of Proprietary Marks

Distributor, including its Sub-distributors and/or Sellers, if any, will have the non-transferable right, to the extent agreed herein, to use the Proprietary Marks associated with the Products and Services for purposes of carrying out the obligations under this Agreement. Distributor agrees to use the Proprietary Marks only in accordance with the terms set forth in this Agreement and the Distributor Branding Guidelines which are attached to, and are a part of this Agreement and which may be amended or changed from time to time at the sole discretion of ExxonMobil or its parent company Exxon Mobil Corporation. Distributor agrees to monitor Sub-distributors and/or Sellers, if any, and their compliance with the terms and conditions attaching to the use of the Proprietary Marks and to report any incidents of non-compliance to ExxonMobil. Any unauthorized use of any Proprietary Mark will constitute a breach of this Agreement and a violation of ExxonMobil’s rights to the Proprietary Marks. Distributor agrees to the following:

(a)	Authorization. Distributor will use only the Proprietary Marks associated with the Products and Services and only to the extent specified herein.

(b)	Use. Distributor will use the Proprietary Marks and any ExxonMobil signs only for the purposes of identifying, advertising, promoting, and selling the Products and Branded Technical Services within the Assigned Territory.

(c)	No Misrepresentation. Distributor will not mix any of the Products with any other Products or with any non-ExxonMobil products, or contaminate or adulterate the Products in any way. Distributor will not use or display any Proprietary Marks, whether on packaging, signage, or otherwise in connection with the promotion, storage, handling or sale of any adulterated, mixed or substituted products. If Distributor offers any Branded Technical Services, Distributor agrees that they will not be combined with any other services, mis-identified, or in any way substituted for other services to prevent any likelihood of customer confusion or misinformation. If Distributor offers any non-ExxonMobil products or services, Distributor will use the Proprietary Marks only as permitted by this Agreement and to preserve the identity of the Products, Services, Branded Technical Services and the Proprietary Marks by all reasonable methods to prevent customer confusion or misinformation. Distributor will take no action that would diminish or dilute the value of Proprietary Marks.

(d)	Signs/Containers. Distributor will keep legible and visible all signage, containers and equipment bearing the Proprietary Marks, and will exclusively use said signage, containers and equipment solely for the Products and/or to promote the Services within the Assigned Territory.

(e)	Representation of Relationship. Distributor is authorized to represent itself as a Distributor of ExxonMobil only in accordance with the Distributor Branding Guidelines in Exhibit C.

(f)	Authority Ends. On the effective date of the expiration or termination of this Agreement, Distributor will immediately stop using all Proprietary Marks, including any use of any Proprietary Mark appearing on any internet website or other online site or electronic program or device, and to take down all signs incorporating the Proprietary Marks and advertising referring to the Products and Services and promptly return to ExxonMobil, at Distributor’s sole expense, all such signs, advertising and promotional materials in the possession of Distributor in their original condition less ordinary wear and tear. Distributor agrees to remove or completely cover any ghosting or residual markings resulting from its use of the Proprietary Marks in accordance with this Section 5.1. If Distributor fails to take down return any such signs or advertising, ExxonMobil may, at Distributor’s sole expense, enter the Distributor’s premises, take down and remove those items. If Distributor fails to remove any Proprietary Mark from any internet web site, domain name, or other online or electronic program, ExxonMobil may, at Distributor’s sole expense, take

Distributor: PetroChoice, LLC

immediate steps to secure removal of any such Proprietary Mark, including but not limited to administrative and/or legal actions to assume ownership of any domain name containing the Proprietary Marks.

(g)	Unauthorized Bulk Sales. Distributor will advise ExxonMobil of any unauthorized bulk sales of ExxonMobil Products that come to Distributor’s attention.

(h)	Online Promotion Restrictions. Except as authorized in the Distributor Branding Guidelines in Exhibit C, Distributor will not directly or indirectly, without ExxonMobil’s prior written permission, display the Proprietary Marks or any ExxonMobil brand or product name on the internet or on any related electronic format, including internet web sites, branded websites, domain names and URLs, mobile telephone or tablet applications and/or content. Any such display of the Proprietary Marks must fully comply with the Distributor Branding Guidelines. Distributor will not directly or indirectly, without ExxonMobil’s prior written permission, display the Proprietary Marks or any ExxonMobil brand or product name on e- advertising or e-commerce programs such as Craigslist, promotional hot-sites, content on personal or mobile media or gaming devices, web casts, podcasts, computer games, online virtual worlds, online avatars, social networks such as Facebook, Google Plus, LinkedIn, Plaxo, Instagram, and Twitter, and all other online electronic social networking platforms.

(i)	Sponsorship. Distributor will not directly or indirectly, without ExxonMobil’s prior written permission, display or use the Proprietary Marks or any other ExxonMobil brand or product name as the sponsor of or in connection with any conference, symposium, exhibit, tradeshows, charity event, business to business event, business to consumer event, racing or sporting event, or activity involving access to a celebrity or spokesperson. Any permission for such display or use which may be granted by ExxonMobil, will not include the right to sell, or distribute for sale, any materials, other merchandising or novelty items bearing any Proprietary Marks or any other ExxonMobil brand or product name. Distributor will submit to ExxonMobil for review and consideration, prior to display or use: (1) samples of any such proposed display or use; (2) samples of any materials, merchandising or novelty items proposed to bear a Proprietary Mark, brand or product name; and (3) any other materials related to a show or an event requested by ExxonMobil.

(j)	Games of Chance. Distributor will not use any of the Proprietary Marks or any other ExxonMobil brand or product name in conjunction with any lottery, sweepstakes, game of chance, or any similar promotional or sales program without ExxonMobil’s prior written approval. In any application for written approval, Distributor will warrant that such programs comply with applicable laws and regulations, and will provide any information related to the proposed use that ExxonMobil may request.

(k)	Notification of Suspected Misuse. Distributor will promptly notify Licensor, or its authorized designee, in writing of any apparent or threatened infringement, imitation, or other misuse, or any other known confusingly similar third party use, including suspected counterfeit products, (hereinafter “Misuse”) of the Proprietary Marks.

5.2	Use is Non-Exclusive

Distributor’s right to use the Proprietary Marks under this Agreement is non-exclusive and does not include the right to allow others to use the Proprietary Marks without ExxonMobil’s prior written permission. ExxonMobil may use and may grant others the right to use the Proprietary Marks for any purpose.

5.3	Ownership of Proprietary Marks; Change of Proprietary Marks

Distributor acknowledges that ExxonMobil, and/or its Affiliates, are the sole and exclusive owners of the Proprietary Marks, and no ExxonMobil act or failure to enforce any of the terms of this Agreement will give Distributor, a Sub-distributor, Seller, or a Branded Lube Change Center Operator any ownership interest or right in or to the Proprietary Marks. All goodwill resulting from the use of the Proprietary Marks by Distributor, by a Sub-distributor, by a Seller or by a Branded Lube Change Center Operator will inure to the benefit of ExxonMobil or its

Distributor: PetroChoice, LLC

Affiliates. ExxonMobil may at any time change or cease use of, and cease the authorization to Distributor to use, any Proprietary Mark.

5.4	Indemnification

Indemnification for violation of this Article V is provided in Article XI of this Agreement.

5.5	Branding and Compliance

In addition to the Distributor Branding Guidelines, ExxonMobil publishes brand guidelines and will routinely make such guidelines available to Distributor. Distributor agrees to comply with such guidelines, including changes or updates, as implemented and provided to Distributor by whatever means Distributor routinely accesses such guidelines.

5.6	Press Releases

Distributor will not issue any press releases or make public announcements naming, discussing, or otherwise making reference to ExxonMobil or any ExxonMobil Affiliates and/or Distributor’s relationship to ExxonMobil or any ExxonMobil Affiliates, without prior written approval of ExxonMobil.

5.7	Enforcement

Distributor and ExxonMobil agree that enforcement of the Parties’ rights and obligations under this Article V is not limited to the provisions of Section 14.14 hereof, relating to claims and dispute resolution.

5.8	Artwork

In the event Distributor creates new materials using the Proprietary Marks, all right, title, and interest in and to any artwork and designs of the Proprietary Marks used as labels or packaging or otherwise, or any reproduction thereof for use on an internet website or in any other medium (hereinafter referred to as “Artwork”) approved by ExxonMobil or an ExxonMobil Affiliate, notwithstanding their development, creation, invention, or use by the Distributor, will become vested in ExxonMobil and Distributor hereby acknowledges the Artwork to be the property of ExxonMobil. Distributor will be entitled to use the Artwork and to permit the use of the Artwork by others within the Territory. Upon request, Distributor will, with all reasonable assistance and without undue delay, provide ExxonMobil with such assignments or other documentation ExxonMobil believes might be needed to confirm or record ExxonMobil’s exclusive ownership of the Artwork. Upon the termination or expiration of this Agreement, Distributor will turn over to ExxonMobil all such Artwork or, if requested by ExxonMobil, Distributor will give ExxonMobil satisfactory evidence of destruction of all materials containing Distributor created Artwork, all at Distributor’s expense.

Article VI

INSURANCE

6.1	Types of Insurance Required

Distributor will carry and maintain in force at least the following insurances and amounts (or such higher amounts as may be required by applicable Laws from time to time):

(a)	General Liability. Its normal and customary comprehensive general liability insurance coverage and policy limits or at least [***] dollars ([***]), whichever is greater, providing coverage for injury, death or property damage resulting from each occurrence.

(b)	Vehicle Liability. Insurance covering operation of vehicles, hired, owned or non-owned, with minimum policy limits of [***] dollars ([***]), including the MCS-90 endorsement or other acceptable evidence of financial responsibility as required by the Motor Carrier Act of 1980 and the Pollution Liability Broadened Coverage endorsement, providing coverage for injury, death or property damage from each occurrence.

(c)	Pollution Liability. Pollution liability insurance for all pollution incidents, except those which arise from underground storage tanks, with limits of not less than [***] dollars ([***])

Distributor: PetroChoice, LLC

per occurrence. Such pollution liability insurance will include coverage against pollution incidents resulting from the loading and unloading of Product, incidents occurring at terminals which Distributor owns or leases, and incidents occurring at locations where Distributor delivers Product.

(d)	Workers Compensation. For all its employees engaged in performing services, workers’ compensation and employers’ liability insurance or similar social insurance in accordance with law applicable to those employees.

6.2	Insurance Coverage Requirements

Notwithstanding any provision of this Agreement to the contrary, Distributor’s insurance policies described in Section 6.1 above will: (i) cover ExxonMobil and its Affiliates as additional insureds in connection with the sale of the Products and the performance of any Branded Technical Services; and (ii) be primary as to all other policies (including any deductibles or self-insured retentions) and self-insurance which may provide coverage. Distributor will pay any deductible or self-insured retention applicable to Distributor’s insurance policies. It is further agreed that Distributor and its insurer(s) providing coverage under this Article VI will waive all rights of subrogation and/or contribution against ExxonMobil and its Affiliates.

6.3	Certified Copies/Change Notices

Upon request by ExxonMobil, Distributor will have its insurance carrier(s) furnish to ExxonMobil certified copies of the required insurance policies and/or certificates of insurance specifying that no insurance will be cancelled or materially changed without thirty (30) calendar days’ prior written notice to ExxonMobil.

6.4	Time Requirements

Distributor will not distribute Products or provide Branded Technical Services until all of the insurance required of Distributor under this Agreement is in force and the necessary documents, if requested by ExxonMobil, have been received by ExxonMobil.

6.5	Hazardous Materials Transportation Act

Distributor will cause any person engaged by Distributor to carry Products or provide Branded Technical Services to maintain insurance at levels required by the Hazardous Materials Transportation Act and the rules and regulations promulgated thereunder as they may be amended from time to time.

6.6	Insurance Supporting Indemnity

It is further expressly agreed that Distributor’s insurance will apply to Distributor’s indemnity and defense obligations under this Agreement and nothing in this Article VI in any way limits or waives Distributor’s legal or contractual responsibilities to ExxonMobil or others.

Article VII

TRANSFER OF INTEREST

7.1	Consent Requirements and Change of Control

Distributor acknowledges that the rights and duties of Distributor are personal to Distributor and that ExxonMobil has appointed Distributor in reliance on the qualifications, business skills, financial capacity, and personal character of Distributor. Accordingly, and except for Exempt Transfers, Distributor will obtain ExxonMobil’s express prior written consent to Transfer of an Interest. Any purported Transfer, by operation of law or otherwise, not having the express prior written consent of ExxonMobil, is null and void and constitutes a failure by Distributor to comply with a material requirement of this Agreement.

7.2	Notice of Prospect of Transfer, and Notice of Intent to Transfer

If Distributor has reason to believe that it may Transfer an Interest, Distributor will provide written notification to ExxonMobil of a prospect of Transfer at least ninety (90) calendar days prior to the proposed Transfer or Change of Control, but need furnish no further information at that time. If Distributor intends to Transfer an Interest, Distributor will provide written notification to ExxonMobil of such intent at least sixty (60) calendar days prior to the proposed Transfer. At the time of such notice of intent to transfer, Distributor will furnish to ExxonMobil all

Distributor: PetroChoice, LLC

information and take all actions as may be reasonably required by ExxonMobil to review the proposed Transfer or Change of Control. Information required by ExxonMobil includes the binding purchase and sale agreement outlining the full terms and conditions of the Transfer or Change of Control. ExxonMobil’s obligation to consider the proposed Transfer or Change of Control does not arise until all information necessary to reach a decision is provided to ExxonMobil.

7.3	Consent to Transfer

ExxonMobil will be entitled to grant or refuse to consent to a Transfer or Change of Control in its sole and absolute unfettered discretion, for any reason (or no reason), and ExxonMobil may, impose any requirements as conditions of its consent as ExxonMobil may determine including but not limited to or any or all of the following:

(a)	Satisfy Outstanding Obligations. Prior to Transfer or Change of Control, Distributor will pay all indebtedness and all other outstanding monetary obligations to ExxonMobil and/or its Affiliates or other persons that have loaned money to Distributor in connection with an arrangement under which ExxonMobil and/or its Affiliates furnished any consideration including any inducement or guarantee. By way of example only, ExxonMobil may require Distributor to pay all amounts outstanding for purchases of Product, all the outstanding principal balance and all interest and other charges under any ExxonMobil-backed loans, direct ExxonMobil loans, or ExxonMobil reimbursement agreements.

(b)	Release. Distributor will sign and deliver to ExxonMobil, a general release, in form and substance satisfactory to ExxonMobil, releasing ExxonMobil and its Affiliates and their respective directors, officers, shareholders, employees, contractors agents and assigns, in their corporate and individual capacities, from any and all claims known at the time or arising in the future from any source whatsoever between the parties.

(c)	Transferee Meets Requirements. The proposed transferee will to ExxonMobil’s satisfaction, meet ExxonMobil’s then-current requirements for new distributors including those requirements relating to credit, financial capability, business and personal qualifications, business experience and training, competitive products and services.

(d)	Transferee Assumes Obligations. The proposed transferee will sign an agreement, in form and substance acceptable to ExxonMobil, to assume all obligations of Distributor under this Agreement and all supplemental and related agreements.

(e)	No Default. Distributor will not be in default of this Agreement or any related or supplemental agreement.

(f)	Succession Plan. Distributor will complete a succession plan reflecting the resulting transfer containing such details and in such form as ExxonMobil may require.

7.4	Communications with Proposed Transferees

ExxonMobil may communicate directly with any proposed transferee. Distributor expressly consents to ExxonMobil disclosing to the proposed transferee any information or projections requested by the proposed transferee including information relating to historical sales to Distributor, this Agreement, and related or supplemental agreements. Distributor releases ExxonMobil from any claims, losses, or liability of Distributor resulting from any disclosure made by ExxonMobil in good faith. Nothing contained in this Section 7.4 is intended to obligate ExxonMobil to provide any information or projections to a proposed transferee.

7.5	Exempt Transfers Defined

A Transfer that is exempt from the provisions of Article VII and Article VIII is: (i) any Transfer of Interest used as collateral for a loan from a financial institution; or (ii) any Transfer of any ancillary business such as fuels and fuels equipment.

Distributor: PetroChoice, LLC

Article VIII

RIGHT OF FIRST REFUSAL

8.1	Right of First Refusal

In connection with the proposed Transfer of an Interest (except for an Exempt Transfer), ExxonMobil has the right to meet the offer of any proposed transferee, which right may be assigned to a third party, and acquire the Interest on thesame terms and conditions as those contained in the proposed transferee’s offer, if the offer is acceptable to Distributor, in accordance with the following:

(a)	Offer Presented. At least sixty (60) calendar days prior to the proposed Transfer of an Interest, the Distributor will furnish to ExxonMobil a copy of the proposed transferee’s offer together with a binding offer by Distributor to sell the Interest to ExxonMobil (“Offer”) on the terms and conditions of the offer received from the proposed transferee. The proposed transferee’s offer must be bona fide, in writing, and contain all terms and conditions of the proposed Transfer. Distributor will provide to ExxonMobil a complete copy of the executed written agreement or other documents presented by the proposed transferee that contain all of the terms and conditions of the proposed transferee’s offer, with no material terms yet to be negotiated, together with copies of all information regarding Distributor’s business supplied to the proposed transferee. Distributor will also furnish ExxonMobil with such additional information relating to the Interest, the proposed Transfer, and the proposed transferee as ExxonMobil may reasonably request in order to evaluate the Offer.

(b)	Offer Considered. Upon receipt of the Offer and all requested information, ExxonMobil will have sixty (60) calendar days within which to determine if it is interested in further consideration of the Offer. If so, ExxonMobil or its third party assignee: (i) will inform Distributor that it desires an additional sixty (60) calendar days in which to conduct its due diligence (the “Due Diligence Period”), (ii) will pay twenty thousand US dollars ($20,000.00) (“Option Deposit”) to Distributor within thirty (30) calendar days of informing Distributor that it desires to extend through the Due Diligence Period, and (iii) will make a final determination as to whether to exercise its right by the end of the Due Diligence Period and advise Distributor of its decision in writing. During the Due Diligence Period, ExxonMobil will have the right to discuss, with any potential third party assignee of ExxonMobil, the details of Distributor’s business ExxonMobil is considering purchasing, subject to those parties signing a confidentiality agreement.

(c)	If Offer Accepted. If ExxonMobil or its third party assignee chooses to exercise its purchase rights, (i) the purchaser will pay one hundred percent (100%) of the purchase price set forth in the Offer, and (ii) the Option Deposit will be deducted from the purchase price set forth in the Offer. The closing on the transaction set out in the Offer, and the effective date of any termination of this Agreement, will be on the same date, as agreed to by the purchaser and Distributor.

(d)	If Offer Not Accepted. If ExxonMobil chooses not to exercise its purchase rights by the end of the Due Diligence Period, then: (i) ExxonMobil will notify Distributor in writing of its decision, (ii) ExxonMobil will inform Distributor as to whether ExxonMobil consents to the Transfer and, if so, which conditions will apply to the Transfer, and (iii) Distributor retains the Option Deposit.

(e)	Re-Offer. ExxonMobil’s rights under this Article VIII will apply to each proposal to Transfer an Interest and include any renegotiations or modifications of all or any part of an offer. Each offer (including any renegotiation or modification of an offer) is a separate offer entitling ExxonMobil to its rights under this Article VIII.

8.2	Substitution of Another Transferee

If any transferee fails to meet any requirements or conditions under Article VII, including ExxonMobil’s then-current requirements for new distributors, ExxonMobil, in addition to withholding its consent to the Transfer and in

Distributor: PetroChoice, LLC

lieu of exercising its rights under this Article VIII, may substitute a third party who meets those requirements and conditions and who accepts and is able to meet the terms and conditions of the Offer.

8.3	Failure to Exercise

ExxonMobil’s failure to exercise its purchase rights on one or more occasions does not affect ExxonMobil’s rights on other occasions whether or not involving the same Interest, does not constitute ExxonMobil’s consent to the Transfer of an Interest, and does not preclude ExxonMobil’s right to substitute a transferee under Section 8.2 above.

Article IX

CONFIDENTIALITY

9.1	Confidential Information

Distributor acknowledges that ExxonMobil will be disclosing and transmitting to Distributor certain confidential and proprietary information. Accordingly, during the Term, and for a period of two (2) years thereafter, Distributor agrees to:

(a)	treat and maintain ExxonMobil’s Confidential Information as confidential;

(b)	use ExxonMobil’s Confidential Information only for the operation of the distributorship;

(c)	restrict disclosure of ExxonMobil’s Confidential Information to its directors, officers, employees, contractors, and agents that are directly connected with the performance of work requiring knowledge of ExxonMobil’s Confidential Information;

(d)	require those employees, contractors or agents to whom ExxonMobil’s Confidential Information is disclosed to comply with the provisions of this Article IX; and

(e)	immediately remove all ExxonMobil systems access for Distributor employees, contractors or agents that no longer require access.

9.2	Examples of ExxonMobil’s Confidential Information

ExxonMobil’s Confidential Information includes:

(a)	all information, knowledge, techniques, and know-how in any form relating to ExxonMobil’s network of distributors;

(b)	all ExxonMobil training materials and materials relating to the recruiting and management of employees or contractors;

(c)	all ExxonMobil pricing, business and marketing strategies, technologies, programs, customer service offerings, and their respective underlying studies;

(d)	all ExxonMobil policies, procedures and guidelines, and methods of doing business; and

(e)	any information that ExxonMobil designates in writing as confidential, privileged, proprietary, private, or restricted distribution.

Notwithstanding the above, ExxonMobil’s Confidential Information does not include any information in the public domain.

9.3	Distributor’s Confidential Reports

Distributor will provide to ExxonMobil, annually or more often if requested, Distributor’s most current audited financial statements and/or at ExxonMobil’s sole determination Distributor’s most current financial statements and/or such other documentation as may be necessary for ExxonMobil to evaluate the Distributor’s financial

Distributor: PetroChoice, LLC

condition, including Distributor’s marketing plan, business plan, succession plan, any proposed Transfer of Interest submitted to ExxonMobil in accordance with Article VII, and any Offer submitted to ExxonMobil in accordance with Article VIII (“Distributor’s Confidential Reports”). All competitively sensitive information contained in the Distributor’s Confidential Reports will remain the property of Distributor. Except for disclosures permitted under Articles VII and VIII, ExxonMobil will treat Distributor’s Confidential Reports with the care and confidentiality that Distributor will treat ExxonMobil’s Confidential Information as set forth in Section 9.1, including the requirement to maintain the confidentiality of Distributor’s Confidential Reports for a period of two (2) years after the Term. In accordance with Section 8.1(b), ExxonMobil will have the right to discuss Distributor’s Confidential Reports with third parties during the Due Diligence Period in which ExxonMobil is considering acquiring an interest in the business, subject to the parties signing a confidentiality agreement. Notwithstanding anything above, Distributor’s Confidential Reports do not include any information that becomes known to ExxonMobil from another source or information in the public domain. Distributor will provide requested documentation as soon as reasonably possible, but in no event later than thirty (30) calendar days after its receipt of ExxonMobil’s request.

9.4	Remedy; Survival

Each Party agrees that any failure to comply with the requirements of this Article IX will cause the other Party irreparable injury. The provisions of this Article IX will survive the termination or expiration of this Agreement and apply to all of the confidential information and proprietary information disclosed or transmitted to a Party during or after the Term.

Article X

EXPIRATION AND TERMINATION

10.1	Elective Termination by Distributor

In addition to a case where this Agreement expires by its own terms, Distributor may, upon at least one hundred and twenty days (120) calendar days prior notice to ExxonMobil, unilaterally and with or without cause terminate this Agreement, either as to the whole Agreement or, without prejudice to any specific terminated right herein, as to any addendum hereto.

10.2	Termination by ExxonMobil

The Parties acknowledge that Distributor’s action(s) and/or inaction(s) relative to the following, among other things, constitutes an Event of Default that entitles ExxonMobil to terminate this Agreement effective immediately upon Distributor’s receipt of written notice of such termination:

(a)	Failure to Pay. Failure to pay ExxonMobil in full for any Products and/or Services purchased when due and such failure is not remedied within a period of two (2) Business Days after Distributor’s receipt of notice of such failure from ExxonMobil.

(b)	Non-Compliance. Failure to comply with any of ExxonMobil’s Policies, Procedures and Guidelines, or failure to comply with any of Distributor’s obligations (including any requirements applicable to Distributor’s Affiliate(s) or obligations to cause Distributor’s Affiliate(s) to comply with applicable requirements) under this Agreement and under any addendum attached to this Agreement.

(c)	Converting Accounts. Distributor converts, or attempts to convert, the sales of Products, Services, and/or Branded Technical Services with respect to: (i) any sales to Direct Accounts or PES Accounts located within the Assigned Territory; (ii) any Direct Account or any PES Account to which Distributor delivers Products, Services, and/or Branded Technical Services whether located within or outside of the Assigned Territory; (iii) any Distributor direct accounts located within the Assigned Territory; or (iv) any Legacy Customer Accounts to sales of products and/or services of third parties.

(d)	Other Agreements Terminated. Termination of any other agreement Distributor has with ExxonMobil or any of its Affiliates, or termination of any addendum attached to this Agreement.

Distributor: PetroChoice, LLC

(e)	Insolvency. (i) The commencement by Distributor of a bankruptcy or similar insolvency proceeding under applicable law; (ii) the involuntary commencement against Distributor of a bankruptcy or similar insolvency proceeding under applicable law that is not vacated within thirty (30) calendar days from the date of commencement; (iii) the appointment of a receiver or trustee for Distributor that is not vacated within thirty (30) calendar days from the date of appointment; (iv) an assignment of all or part of Distributor’s assets or business for the benefit of creditors; or (v) insolvency (as defined under the controlling law specified in Section 14.10).

(f)	Transfer. Unless otherwise permitted by this Agreement, any Transfer of an Interest by Distributor without the prior written consent of ExxonMobil, including the execution of any contract by Distributor for any Transfer with respect to which ExxonMobil gives Distributor written notice that the Transfer is not acceptable and that ExxonMobil will not give its express prior written consent.

(g)	Management Change. Unless otherwise permitted by this Agreement, any material change, whether by operation of law, incapacity, illness, death or otherwise, in active management, ownership, financial assets, real or personal property, or effective control of Distributor which may result in a materially adverse impact, in ExxonMobil’s sole opinion, upon Distributor’s ability to effectively distribute any of the Products and Services or otherwise to perform its obligations under this Agreement.

(h)	Suspension; Condemnation; Lease. The suspension of business, liquidation, dissolution, or termination of the existence of Distributor; the condemnation, seizing, attachment, or appropriation of any substantial portion of Distributor’s property; or, the expiration and nonrenewal of any lease for Distributor’s bulk plant facilities.

(i)	Financial Instability. Distributor’s most current audited financial statements and/or any more current financial statements disclose an unacceptably high level of liabilities to assets or any financial, operational or other factor that may, in ExxonMobil’s sole opinion, lead ExxonMobil to conclude that Distributor may not, within the reasonable future, be capable of fully performing its obligations under this Agreement.

(j)	Insufficient Security. Any determination by ExxonMobil, in its sole determination, that ExxonMobil has insufficient security for payment of amounts owing by Distributor.

(k)	Material Adverse Change. Any determination by ExxonMobil, in its sole determination, that there has been a material adverse change in the business or financial condition of the Distributor.

(l)	Material Misrepresentation. Distributor has made a representation or warranty under this Agreement or any other agreement Distributor has with ExxonMobil that proves to be untrue in any material respect.

(m)	Cross Default. Default by Distributor or any of Distributor’s Affiliates in the performance of any payment or other obligation under any other agreement Distributor or any of Distributor’s Affiliates has with ExxonMobil or any of ExxonMobil’s Affiliates.

(n)	Legal. Criminal conviction of, or a finding of civil liability against, Distributor or any of Distributor’s principal owners or managers of any crime or violation of law that, in ExxonMobil’s sole opinion, may adversely affect the reputation or interests of Distributor or ExxonMobil.

(o)	Misuse and/or Abuse of Programs. Any misuse and/or abuse of any ExxonMobil funded programs including Business Development Fund, Special Price Authority, Reimbursement Agreement, etc.

Distributor: PetroChoice, LLC

(p)	Detrimental Behavior. Any action that ExxonMobil deems, in its sole determination, to be detrimental to ExxonMobil, the Proprietary Marks, or the ExxonMobil lubricants and services distribution system.

(q)	Previous Actions. Any action taken by Distributor prior to the execution of this Agreement that would have been grounds for termination under any prior agreement.

(r)	False Statements. Any submission by Distributor to ExxonMobil of misleading, false or fraudulent reports or statements, including claims for any refund, credit, rebate, incentive, allowance, discount, reimbursement or other payment from ExxonMobil.

(s)	Ordinary Course. Failure, for any reason, of Distributor to operate the distributorship in the ordinary course of business.

(t)	Patent or Trademark Infringement. Any third-party claim of a patent or trademark infringement attributable to any act or omission of the Distributor with respect to the Products or Services that, in ExxonMobil’s sole opinion, requires Distributor to cease marketing, sales and/or distribution of Products and/or Services.

(u)	Not Meeting Purchase Obligations. Without limiting the generality of Section 10.2(b), failure to meet the purchase obligations set forth in Exhibit A and Section 2.1(a).

(v)	Sale of Unauthorized Products and/or Services. Without limiting the generality of Section 10.2(b), failure to comply with Distributors marketing and Product support obligations described in Section 4.1.

10.3	Franchise Relationship Statutes

The Parties acknowledge and agree that the Term of this Agreement and the right to terminate this Agreement are substantive and contractual terms between the Parties, which they have mutually agreed upon in good faith. The Parties disclaim any franchise relationship; however, if a law or regulation, commonly known as a “franchise relationship” law, now exists or is adopted in the future and is determined by judicial or administrative authority as a matter of law to apply to the Parties in the Assigned Territory or Territory in which Distributor conducts its business, then the occurrence of an act or event detailed in Section 10.2, will constitute sufficient cause, good cause, reasonable cause or such other similar terminology or standard within the meaning of said law for the purpose of allowing termination or expiration of this Agreement.

10.4	Conduct Upon Expiration or Termination

Unless otherwise provided, upon notice of termination of this Agreement, however arising, or in the period sixty (60) calendar days prior to expiration, the Parties agree that the following provisions will govern their conduct:

(a)	Advise Purchasers. Except for communication with Direct Accounts (which shall be by ExxonMobil only), each Party may advise purchasers of the Products and/or Services that the means of distribution of the Products and/or Services in that area has changed, or will change on a specified future date, and thereby afford such purchasers the opportunity to make alternative purchasing arrangements for their respective lubricant and/or services needs at the expiration or termination of this Agreement.

(b)	Representation. Upon the effective date of any expiration or termination, Distributor will immediately stop holding itself out to the public in any manner as an authorized distributor of the Products and Services; promptly terminate and discontinue telephone, business and other directory listings which refer to Distributor as an authorized distributor of the Products and/or Services; and otherwise comply with the requirements of Article V of this Agreement regarding termination of Distributor’s right to use the Proprietary Marks. Distributor will also take immediate steps to terminate promptly all Sub-distributors, all Sellers, all Branded Lube Change Center Operators, and any other third party that Distributor has authorized to display the Proprietary Marks in any capacity.

Distributor: PetroChoice, LLC

(c)	Detrimental Acts. Distributor agrees not to act in any manner that is detrimental to the reputation or goodwill of ExxonMobil. Distributor agrees that during any time when Distributor is still an ExxonMobil Distributor, Distributor will not act in any manner that is detrimental to the promotion, sale or distribution of the Products and/or Services, including conversion initiated by Distributor of Direct Accounts or PES Accounts from the Products and Services to competitive brands of lubricants or services.

(d)	Outstanding Amounts. Expiration or termination of this Agreement will be without prejudice to either Party’s accrued rights. All amounts outstanding from Distributor to ExxonMobil, including an accounts receivable balance, unamortized advances and other amounts owing under reimbursement and other agreements, will become due on the effective date of the expiration or termination, and the interest and late payment provisions of Section 2.4 will apply. In addition to any other remedies available to it, ExxonMobil may apply any or all of the security pledged by Distributor to ExxonMobil toward satisfaction of any remaining amounts unpaid by Distributor to ExxonMobil. Further, if Distributor is indebted to ExxonMobil at the time of expiration or termination of this Agreement, then ExxonMobil may apply any or all of the value of Distributor’s then current inventory of Products, bought from ExxonMobil, against such indebtedness. The value of the inventory will be determined at ExxonMobil’s sole determination and, in the case of Products in good condition, will be based on the original sales price of the Products from ExxonMobil to Distributor less any transportation, restocking, or other costs to return said Products to ExxonMobil.

(e)	Orders. After the date of any notice of termination or within the sixty (60) calendar day period prior to expiration, Distributor may place orders for and take delivery of Products pursuant to this Agreement until the effective date of expiration or termination, except that ExxonMobil may require different terms and conditions for delivery of and payment for such orders, including payment in advance of delivery of Products.

(f)	No Reliance on Continuation. Distributor acknowledges and agrees that any amount spent by Distributor in the performance of this Agreement is spent or incurred with the knowledge that this Agreement may expire or may be terminated as herein provided. Distributor will not make any claim against ExxonMobil, nor will ExxonMobil be liable to Distributor, with respect to Distributor’s investment, any amount spent by Distributor, or costs incurred by Distributor, in the performance of the terms of this Agreement, or in anticipation of the continuation of this Agreement.

10.5	Orderly Transition Period

(a)	Triggering Events; Notice of Election. Upon notice of expiration and/or termination of this Agreement, Distributor and ExxonMobil will agree on a mutually acceptable transition plan and period to permit ExxonMobil to transition the business (i.e., any of Distributor’s customers that seek to continue the supply of Products and Branded Technical Services and any Direct Account customers) from Distributor to another distributor(s) (the “Transition Plan”). The Transition Plan may be initiated by either Party.

(b)	Terms and Conditions of the Transition Plan. Immediately upon receipt of either ExxonMobil’s or Distributor’s election to implement a Transition Plan pursuant to Section 10.5(a), or at least [***] ([***]) days prior to the expiration of this Agreement if not replaced by a new agreement, ExxonMobil and Distributor will cooperate and negotiate in good faith to adopt a mutually acceptable Transition Plan. Except as otherwise mutually agreed in the Transition Plan:

(i)	The transition period will be [***] ([***]) days from the actual termination or expiration date of this Agreement, as applicable (the “Transition Period”);

Distributor: PetroChoice, LLC

(ii)	All of the terms and conditions set forth in this Agreement will continue in full force and effect through the Transition Period; provided, however, that the following will no longer apply: Section 1.4 (Term), and exhibits and addenda that will terminate at the expiration or termination of this Agreement, except for such arrangements that by their nature become subject to the Transition Plan.

(iii)	ExxonMobil and Distributor will work together to develop a detailed forecast for the Products and the Branded Technical Services in the Assigned Territory, which forecast will take into consideration the transition of the supply of the Products and Branded Technical Services to an alternate ExxonMobil distributor prior to the conclusion of the Transition Period.

(c)	If the Agreement is terminated by either Party pursuant to Section 10.1 or Section 10.2 on a “for cause” basis, then at either Party’s sole discretion, either Party may elect by written notice to the other Party to terminate or shorten the Transition Period.

Article XI

INDEMNIFICATION

11.1	Indemnification

(a)	Violation of Laws. [***] will release [***] and defend, indemnify and hold harmless the other, its Affiliates, and their respective directors, officers, employees, contractors, agents, successors and assigns, from and against all Losses for any violation of Laws, caused by the indemnifying Party’s acts or omissions, whether negligent or otherwise, or those of its Affiliates or their respective directors, officers, employees, contractors, agents, successors and assigns.

(b)	Distributor’s Premises, Businesses, Performance, and Operations. Distributor will release ExxonMobil and its Affiliates, and their respective directors, officers, employees, contractors, agents, successors and assigns, and defend, indemnify, and hold harmless ExxonMobil and its Affiliates and their respective directors, officers, employees, contractors, agents, successors and assigns (“Indemnified Parties”) from and against all Losses arising out of or in any way connected with (i) the use or condition of Distributor’s premises or of equipment, tanks or other containers, or facilities, used by Distributor (including motor delivery equipment) regardless of any defects therein; (ii) Distributor’s non-performance of this Agreement; (iii) Distributor’s receipt, loading, unloading, transportation, storage, handling, promotion, sale, use, or other disposition of any products and/or services; (iv) Distributor’s operation of Distributor’s businesses wherever located; or (v) Distributor’s labor relations or employment practices.

(c)	Exports and Imports. If Distributor exports or imports whether in violation of or in compliance with Section 2.7 of this Agreement, Distributor will defend, indemnify and hold harmless Indemnified Parties from and against all claims under U.S. and/or foreign laws, relating to any products and/or services exported or imported by or through Distributor, for trademark infringement, copyright infringement, non-compliance with labeling laws, product specification requirements, advertising requirements, or other U.S. laws with application outside the U.S.

(d)	Safety, Health and Environmental Standards. The Parties understand and agree that safety, health, and environmental standards for Distributor are set forth in Section 4.8 of this Agreement. If ExxonMobil incurs any costs due to the safety, health or environmental condition of Distributor’s premises or Distributor’s compliance or lack of compliance with any safety, health or environmental laws, except where (but only to the extent that) ExxonMobil’s negligent act or omission causes the event which leads to the costs being incurred, such costs will be reimbursed to ExxonMobil by Distributor. Where ExxonMobil’s negligent act or omission causes the cost producing event, ExxonMobil will reimburse Distributor for any unanticipated costs incurred by

Distributor: PetroChoice, LLC

Distributor that are attributable to that event, to the extent that such costs are caused by ExxonMobil’s negligent act or omission. This remedy is in addition to the remedies and indemnities provided elsewhere in this Agreement.

(e)	Proprietary Marks; Press Releases. Distributor will defend, indemnify and hold harmless Indemnified Parties from and against all claims, suits, liabilities, losses and expenses, including reasonable attorneys’ fees and costs of litigation, that Indemnified Parties may incur arising out of the failure of Distributor to comply fully with Article V of this Agreement and/or all trademark or other intellectual property laws, or to observe all rights of Indemnified Parties arising under those laws, in the United States or, as applicable, in any other country.

(f)	Bulk Products. Distributor will defend, indemnify, and hold harmless Indemnified Parties from and against all Losses arising out of any contamination, adulteration, mislabeling, or misidentification of any bulk products occurring after delivery of any bulk products to Distributor, whether at a location specified in this Agreement or an addendum hereto, or at any other location.

(g)	Harmonized Products. Distributor will defend, indemnify, and hold harmless Indemnified Parties from and against all Losses arising out of Distributor’s performance of its obligations with respect to any Harmonized Products whether at a location specified in this Agreement or an addendum hereto, or at any other location, including any losses of any kind arising out of or related to any contamination, adulteration, mislabeling, misidentification, misrepresentation, or mis-delivery of Harmonized Products and/or the improper use of any Proprietary Marks by Distributor. Indemnification hereunder will include:

(1) ExxonMobil’s reasonable costs and attorneys’ fees incurred by ExxonMobil’s defense of any claim or lawsuit brought against ExxonMobil as a result of any of Distributor’s actions not requested by ExxonMobil in writing; (2) ExxonMobil’s reasonable costs and expenses for correcting the effects of any of the causes identified above; and (3) any losses resulting from mismatching of Distributor’s purchases of Harmonized Products or other Products from ExxonMobil and Distributor’s sales of Harmonized Products or other Products, or resulting from any unpermitted substitution of one Harmonized Product for another, or of a Harmonized Product with another Product or product.

(h)	Distributor House Brand. Distributor will defend, indemnify, and hold harmless Indemnified Parties from and against all Losses arising out of Distributor’s performance of its obligations with respect to any House Brand Products, if authorized herein by a House Brand Addendum.

(i)	OEM Products. Distributor will defend, indemnify, and hold harmless Indemnified Parties from and against all Losses arising out of any contamination, adulteration, mislabeling, or misidentification of any OEM products occurring after delivery of any OEM products to Distributor, whether at a location specified in this Agreement or an addendum hereto, or at any other location.

(j)	Recommendations to Customers. Distributor will defend, indemnify, and hold harmless Indemnified Parties from and against all Losses arising out of any recommendations or representations made by Distributor to customers in connection with sales of Products and/or Services that are inconsistent with or supplemental to any Product information furnished by ExxonMobil, including technical recommendations and recommendations of Product merchantability and fitness for a particular purpose.

(k)	Sub-distributors/Sellers. Distributor will defend, indemnify, and hold harmless Indemnified Parties from and against all claims, suits, liabilities, losses and expenses, including reasonable attorneys’ fees and costs of litigation, that Indemnified Parties may incur arising out of or relating to any relationship Distributor may have with a Sub-distributor and/or Seller, including any relationship with a sub-representative, dealer, representative or agent of the Distributor, whether or not approved by ExxonMobil, whether at a location specified in this Agreement or an addendum hereto, or at any other location.

Distributor: PetroChoice, LLC

(l)	Packaging/Repackaging by Distributor. Distributor will defend, indemnify, and hold harmless Indemnified Parties from and against all Losses arising out of any contamination, adulteration, mislabeling, or misidentification of any Products that are packaged or repackaged by or under the direction of Distributor, or for which packaging or repackaging is otherwise arranged by Distributor, whether at a location specified in this Agreement or an addendum hereto, or at any other location.

(m)	Viscosity Blending by Distributor. Distributor will defend, indemnify, and hold harmless Indemnified Parties from and against all Losses arising out of any contamination, adulteration, mislabeling, or misidentification of any Products that are viscosity blended by or under the direction of Distributor, or for which viscosity blending is otherwise arranged by Distributor, whether at a location specified in this Agreement or an addendum hereto, or at any other location.

(n)	Direct Account Support. Distributor will defend, indemnify, and hold harmless Indemnified Parties from and against all Losses arising out of Distributor’s performance of its obligations under any Direct Account Support Addendum, including any contamination, adulteration, mislabeling, or misidentification of Products and/or any Losses or claims arising from the use of third-party trademarks.

(o)	Branded Technical Services. Distributor will defend, indemnify, and hold harmless Indemnified Parties from and against all Losses arising out of Distributor’s delivery of Branded Technical Services that do not comply with the Branded Technical Services Offer Program or the terms and guidelines of the Branded Technical Services Addendum, if applicable.

(p)	Mobil Branded Lube Change Centers. Distributor will defend, indemnify, and hold harmless Indemnified Parties from and against all claims, suits, liabilities, losses and expenses, including reasonable attorneys’ fees and costs of litigation, that Indemnified Parties may incur arising out of or relating to any relationship Distributor may have with a Branded Lube Change Center Operator or the terms and guidance of the Mobil Branded Lube Change Center Addendum, if applicable.

11.2	Right to Participate in Defense

Either Party, where not otherwise represented in any claim or litigation covered by the indemnifications in this Article XI, may participate in the defense of that claim or litigation, with an attorney of its selection, without relieving the other Party of any obligations hereunder.

11.3	Gross Negligence and Willful Misconduct

Notwithstanding anything to the contrary in this Agreement, each Party will bear full responsibility, without limit, for its Gross Negligence or Willful Misconduct attributable to its managerial and senior supervisory personnel, and in no event will a Party be required to release the other Party from, or indemnify the other Party for, Gross Negligence or Willful Misconduct attributable to that other Party’s managerial or senior supervisory personnel.

11.4	Release

Distributor releases the Indemnified Parties from any and all claims, known or unknown, arising out of the matters addressed in this Agreement, which it may have against any Indemnified Parties on the date of this Agreement excluding only those claims, if any, expressly reserved and specifically described in a schedule that may be attached hereto.

11.5	Insurance

It is expressly agreed that Distributor’s insurance will apply to Distributor’s indemnity and defense obligations under this Agreement and nothing in Article VI (Insurance) in any way limits, releases, or waives Distributor’s legal or contractual responsibilities to ExxonMobil or others.

Distributor: PetroChoice, LLC

11.6	Employees

(a)	Distributor agrees that its employees are its own exclusive legal responsibility in all respects and that Indemnified Parties disclaim any influence whatsoever over the labor relations of Distributor. ExxonMobil agrees that it has, and will exercise, no direct, indirect, or potential control over any such employees’ terms of employment, including, but not limited to:

(i)	wages and benefits;

(ii)	employee personnel issues;

(iii)	the number of employees needed to perform a job or task;

(iv)	employee work hours, schedules, work week length, and shift hours;

(v)	employee grievances, including administration of any applicable collective-bargaining agreement;

(vi)	authorizing overtime;

(vii)	general workplace, and safety, rules and standards;

(viii)	production standards;

(ix)	break and/or lunch periods;

(x)	assignment of work and determination of job duties;

(xi)	work instructions relating to the means and manner to accomplish a job or task;

(xii)	training employees or establishing employee training requirements;

(xiii)	vacation and holiday leave and pay policies;

(xiv)	discipline;

(xv)	discharge;

(xvi)	hiring; or

(xvii)	any other term or condition of employment.

(b)	Notwithstanding any other provision of this Article XI, Distributor agrees that, in the event that Distributor and any of the Indemnified Parties are found to be joint employers of any unit of Distributor’s employees found appropriate for purposes of collective bargaining (a “Bargaining Unit”), a majority of employees in such Bargaining Unit select a labor organization to represent them in collective bargaining, and the representative status of such labor organization as to that Bargaining Unit is certified with finality under the National Labor Relations Act, Distributor will be solely responsible for bargaining (and any associated costs) all mandatory subjects of bargaining, as defined under the National Labor Relations Act, with the Bargaining Unit. Distributor further agrees to assume the risk of and sole responsibility for and agrees to defend (with counsel acceptable to Indemnified Parties), indemnify, release and hold harmless Indemnified Parties from and against any and all expenses, costs (including, without limitation, professional fees), liabilities, obligations, claims, demands, penalties, fines (without regard to the amount of such fines) and causes of action, at law or in equity (including any arising under the National Labor Relations Act or any other federal, state, county or local laws, statutes, ordinances, codes, regulations, rules, orders, or permits governing employment and labor law) which may be asserted against Indemnified Parties by any person, labor organization, the National Labor Relations Board, or any other government agency, resulting from, related to or arising out of Distributor’s employment of its employees.

(c)	Distributor’s obligations under this Section 11.6 will fully apply and Distributor will fulfill its obligations hereunder even if Indemnified Parties are jointly or concurrently liable or subject to any obligation, whether by act, omission or operation of law.

Article XII

FORCE MAJEURE; ALLOCATION

12.1	Force Majeure

Neither Party will be liable for loss, damage or demurrage due to any delay or failure in performance (except for Distributor’s payment obligations) arising out of any cause that is beyond its reasonable control when acting in good

Distributor: PetroChoice, LLC

faith and in the ordinary course of business. Such causes will include without limitation: (i) compliance with any action, order, direction, request or control of any governmental authority or person purporting to act therefore, and (ii) interruption, unavailability or inadequacy of the supply of any products or services or of any facility of production, manufacture, storage, transportation, distribution or delivery for any reason, including but not limited to wars, hostilities, public disorders, acts or threats of terrorism, acts of enemies, sabotage, embargoes, strikes, work stoppages, lockouts, labor or employment difficulties, fires, floods, acts of God, accidents or breakdowns, diminishment or failure of power, telecommunications, data systems, or networks, plant shutdowns for repairs, maintenance or inspection, weather conditions, or any other causes whether or not of the same class or kind as those specifically named, which are not within the control of the Party affected and which, by the exercise of reasonable diligence, said Party is unable to prevent or provide against. Neither Party will be required to remove any such cause or replace the affected source of supply or facility if it will involve additional expense or a departure from its normal business practices. The Party whose performance is affected by any of the causes set forth above will give prompt written notice thereof to the other Party; provided, if circumstances make written notice impractical it will be provided as reasonably practicable.

12.2	Allocation

(a)	Notwithstanding the obligations of Section 3.1(a) above, if there is, or ExxonMobil believes in its reasonable opinion that there may be, a shortage of supplies or an anticipated demand on supplies that may exceed the normal, seasonal pattern, for whatever reason including but not limited to a force majeure event as set forth above, ExxonMobil may allocate to and among its distributors and/or other purchasers such quantities of Product as ExxonMobil determines at its sole determination it will make available for distribution from any terminal or point of supply, provided that ExxonMobil’s plan of allocation will not unreasonably discriminate between Distributor and ExxonMobil’s other distributors who are supplied by the same terminal or point of supply. ExxonMobil will not be required to make up any deliveries or quantities omitted pursuant to ExxonMobil’s right to allocate Products, nor will ExxonMobil be liable for any damages or losses in connection with such omitted deliveries or quantities. In all situations of perceived or actual supply shortages, ExxonMobil may join or comply with any voluntary or non-mandatory price, supply, allocation or delivery restriction systems or programs designed and/or supported by any governmental authority, without any liability whatsoever to Distributor.

(b)	Due to uncertainties in the supply/demand situation affecting Products and/or Services, or the unavailability of sufficient Products and/or Services, which in ExxonMobil’s sole opinion may prevent ExxonMobil from supplying on an economically viable basis the contractual volumes necessary to meet the requirements for all or some Distributors and all or some other purchasers of Products and/or Services, ExxonMobil may allocate, limit and/or cease the supply of Products and Services on any basis which ExxonMobil believes is fair and reasonable under the circumstances.

Article XIII

ACQUISITION OF LUBRICANTS BUSINESS

13.1	Business Acquisition

Notice of Proposed Intent to Engage in Lubricants Business Acquisition. If Distributor has reason to believe that it, or its Affiliate, may engage in a lubricants business acquisition (“Business Acquisition”) within the Assigned Territory or outside of the Assigned Territory in the United States, or Canada, Distributor will provide written notification to ExxonMobil of such prospective Business Acquisition at least ninety (90) calendar days prior to closing. At the time of such notice, if it appears that the acquisition will make Distributor non-compliant with any of the provisions of this Agreement, including Distributor’s Obligations set forth in Section 1.3(a)(iii) and/or 1.3(b), then Distributor will request a Brand Alignment Addendum covering the applicable obligations as set forth in Section 1.3(c). The Brand Alignment Addendum will set forth the obligations about which Distributor will work to gain alignment and the time period for becoming fully compliant with the terms of this Agreement.

Distributor: PetroChoice, LLC

Article XIV

MISCELLANEOUS

14.1	Assignment by ExxonMobil

Upon giving written notice to Distributor, ExxonMobil may, with immediate effect, assign this Agreement. Such assignment will not alter, limit or otherwise affect Distributor’s rights and obligations under this Agreement in any way.

14.2	Notices

Except as otherwise specifically provided in this Agreement, the following notice provisions will apply:

(a)	Written Notice by Either Party. All notices given by ExxonMobil or Distributor under this Agreement will be in writing (but not by facsimile), and duly signed by the Party giving such notice. Such notice will either be delivered personally (to the District Sales Manager or equivalent position or an authorized representative of higher authority for notices to ExxonMobil), or transmitted by certified or registered mail, or other form of receipted delivery (including courier), to the notice address specified on the first page of this Agreement, unless that address is changed by written notice. Notice is effective on the date such notice is personally delivered or receipted delivery has been confirmed, as the case may be.

(b)	Electronic Notice by ExxonMobil. ExxonMobil may also give notice by electronic means using ExxonMobil’s designated methods. In the case of posting on the Network, notice will be deemed to be given fifteen (15) calendar days after the date of posting. In the case of other electronic means, including email, notice will be deemed to be given three (3) calendar days after being sent.

(c)	Notification of Updated Exhibits, Schedules, or Attachment 1’s. In addition to the above Section 14.2(a), ExxonMobil may, in its sole determination, provide Distributor updated Electronic Mail Notifications. ExxonMobil may via email provide Distributor with updates to Exhibit A, Exhibit B, Exhibit C or Attachment 1’s or Schedules to all Addenda included in Exhibit D or any Attachment 1’s or Schedules to Addenda attached hereto, as applicable. Distributor agrees that the email address shown below is the authorized recipient for receipt of said updates:

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14.3	Severability

Should any provision of this Agreement be finally determined to be inconsistent with or contrary to applicable law, such provision will be deemed amended or omitted to conform therewith without affecting any other provision hereof or the validity of this Agreement

14.4	Headings

The headings and organization of the Articles and Sections of this Agreement are for convenience only and in no way limit, amplify, or otherwise affect the other provisions of this Agreement.

14.5	Amendments

No amendment to or modification of this Agreement will be binding upon ExxonMobil unless in writing and signed by an authorized representative of ExxonMobil. Part performance will not be deemed a waiver of this requirement.

14.6	Strict Performance, Waivers, Remedies

ExxonMobil’s right to require strict performance will not be affected by any previous waiver or course of dealing. Unless a specific time requirement is set forth in this Agreement, no failure or delay on the part of ExxonMobil or Distributor in exercising any of their respective rights under this Agreement will operate as a waiver of such right. No single or partial exercise of any rights under this Agreement will preclude any other or further exercise of such rights or the exercise of any other rights under this Agreement. No remedy referred to herein is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to herein or otherwise available at law or in equity.

14.7	Right to Audit

Distributor: PetroChoice, LLC

To the extent necessary to assess compliance with this Agreement, and in addition to other audit rights under this Agreement, ExxonMobil or its designated representative will have the right to inspect and audit Distributor’s and any Sub-distributors or Seller’s relevant facilities, equipment, and records, audited or otherwise, stored in any media, and to make copies of the same, upon five (5) days written notice and during normal business hours, and, for this purpose, Distributor hereby grants ExxonMobil access to any such facilities, equipment, and/or records, and access to relevant employees and agrees to maintain such records for a minimum period of thirty-six (36) months. Any such audit may, at any time, cover a period going back for thirty-six (36) months, independently of the Term of this Agreement, and any sum found due as a result of such audit and/or review of ExxonMobil’s records will be paid promptly by the Party owing such sum. Each Party will be responsible for its own costs and expenses associated with an audit.

14.8	Damages

EXCEPT AS PROVIDED IN SECTION 11.3 ABOVE, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, PROSPECTIVE PROFITS, BUSINESS INTERRUPTION, OR SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES.

14.9	Entire Agreement

This Agreement, which includes any exhibits, addenda, and other attachments or materials incorporated or otherwise referred to herein, contains the entire agreement covering the subject matter and, subject to Section 14.12 below, supersedes any prior distributor agreement between the Parties with respect to this subject matter. There are no oral understandings, representations, or warranties affecting this Agreement that are not fully set forth herein.

14.10	Controlling Law

This Agreement will be deemed to be a contract made under and will be governed by and construed in accordance with the laws of Texas, without regard to its conflict of laws provisions. Any litigation (except as provided in Section 14.14 hereof) will be brought in the courts of Harris County, Texas.

14.11	Execution and Approval

This Agreement will not be binding on ExxonMobil until approved and signed on ExxonMobil’s behalf by an authorized representative. This Agreement may be executed in separate counterparts, each of which so executed and delivered will constitute an original, but all such counterparts together will constitute one and the same instrument. The Parties agree that an electronic signature by a Party will be binding between the Parties and will be admissible in evidence for all purposes in any proceedings as between the Parties.

14.12	Survival

Each Party’s obligations under Sections 1.2, 2.4, 2.5, 3.4, 5.1(f), 5.4, 5.8, 10.3, and 10.4, and Articles IX, XI, and XIV will survive any termination or expiration of this Agreement.

14.13	Interpretation

In this Agreement, except as otherwise expressly provided or unless the context otherwise requires,

(a)	the word “including,” when following any general statement or term, is not to be construed as limiting the general statement or term to the specific items or matters set forth or to similar items or matters, but rather as permitting the general statement or term to refer to all other items or matters that could reasonably fall within its broadest possible scope;

(b)	words indicating a gender, or indicating no gender, include both the feminine and masculine; words in the singular include the plural, and vice versa; and words referring to a corporate entity include related individuals, and vice versa;

(c)	the word “Section” refers to a distinct numbered provision of this Agreement or to a provision of an Exhibit or Addendum hereto; and the word “Article” refers to an article of this Agreement or an article of an Exhibit or Addendum hereto; and

(d)	ExxonMobil may correct any typographical or self-evident errors in this Agreement.

Distributor: PetroChoice, LLC

14.14	Claims, Dispute Resolution and Arbitration

(a)	Claims.

(i)	As used in this Section 14.14, “claim(s)” will be construed broadly and will include but not be limited to a demand for money, property, equitable relief, or any interest, whether fixed or contingent, to which a Party asserts a right.

(ii)	Except as otherwise provided in this Agreement, all claims by either Party arising out of or relating to this Agreement and the business relationship between the Parties created hereunder are barred unless asserted by giving a notice of claim, (A) within thirty-six (36) months from the date a Party knew of, or should have known of the event, act or omission to which the claim relates, and (B) in accordance with the dispute resolution procedure set forth in Section 14.14(c) below.

(b)	Dispute Resolution.

Except as otherwise provided in this Agreement, as summarized immediately below, any claim in connection with, arising out of, or relating to, this Agreement (including any provision of any Addenda or Exhibit thereto) or the breach, termination, expiration or validity thereof, will be handled by the Parties as follows:

(i)	The Parties understand and agree that no claim asserted under Section 14.14 may be consolidated or asserted jointly with the claim or claims of any other claimant or class of claimants and no proceeding commenced or to be commenced hereunder may be consolidated or joined with any other proceeding nor may any claim asserted hereunder be asserted as part of any class action litigation or class action mediation or arbitration proceeding.

(ii)	The Parties also understand and agree that resolution of claims arising out of Section 2.4 (Credit and Payment), Section 2.7 (No Extra-Territorial Sales), Section 2.8 (Anti-Corruption Commitments and Representations), Section 4.2 (Compliance with Applicable Laws, Export Controls and Trade Laws) and Article V (Proprietary Marks; Press Releases) of this Agreement are not limited to resolution under this Section 14.14, and that either Party may pursue resolution of any dispute, controversy or claim arising out of those specific portions of this Agreement in courts of appropriate jurisdiction, subject to Section 14.10 of this Agreement, or may proceed under this Section 14.14. Notwithstanding any other provision of this Agreement either ExxonMobil or any ExxonMobil Affiliate may apply to a court of competent jurisdiction for a temporary restraining order, preliminary injunction or other equitable relief to prevent irreparable harm to the Proprietary Marks.

(c)	Arbitration.

(i)	Subject to Section 14.14(b)(ii), any dispute, controversy or claim arising of, relating to or in connection with this Agreement, including any question regarding its existence, validity or termination, or regarding a breach thereof, will be resolved by arbitration under and in accordance with the Rules of Arbitration of the International Chamber of Commerce’s International Court of Arbitration (hereinafter referred to as the “ICC”) in force at the time and will be administered by the ICC. In addition to the authority conferred upon the arbitral tribunal (the “Tribunal”) pursuant to this Section 14.14, the Tribunal will also have the authority to grant provisional remedies, including injunctive relief.

(ii)	The Tribunal will consist of three arbitrators. One arbitrator will be nominated by the Party initiating the arbitration (the “Claimant”) in the Claimant’s Request for Arbitration. The second arbitrator will be nominated by the responding Party (the “Respondent”) in the Respondent’s Answer. The arbitrators nominated by the Parties will then select the third arbitrator, who will serve as president of the Tribunal. If, within thirty (30) days following the confirmation of the Respondent’s nominated arbitrator the two arbitrators are unable to agree upon the third arbitrator, the third arbitrator will be appointed by the ICC.

Distributor: PetroChoice, LLC

(iii)	The place of the arbitration will be Harris County, Texas. The arbitration proceedings will be conducted in English. All submissions will be made in English. Each Party will bear the translation costs in respect of its own documents.

(iv)	Any award of the Tribunal will be final and binding upon the Parties, their successors and assigns, without further appeal, recourse or review. Any such award may, if necessary, be enforced by any court of competent jurisdiction in any country. The expenses of arbitration, including reasonable attorneys’ fees, costs and expenses, will be borne by the Party(ies) against whom the decision is rendered, or apportioned in accordance with the decision of the Tribunal.

(v)	By agreeing to arbitration as set forth in this Section 14.14, the Parties do not intend to deprive any court with jurisdiction of its ability to issue a preliminary injunction, attachment or other form of provisional remedy or to enforce provisional or other remedies granted by the Tribunal. A request for such provisional remedies to a court will not be deemed as a waiver of the agreement to arbitrate set forth under this Section 14.14.

14.15	Conflict of Interest

Each Party desires to avoid any actual or apparent conflict between its employees’, agents’ and/or representatives’ own personal interest and the interest of the other Party. To that end, Distributor will establish and maintain precautions to prevent its employees, agents and/or representatives from engaging in any conduct or activity with the actual or apparent purpose of, influencing employees, agents, or representatives of ExxonMobil or its Affiliates to act contrary to its best interests. Such prohibited conduct includes making, receiving, providing, exchanging or offering gifts of a significant value, entertainment beyond normal and customary, payments, loans, ownership interests, other consideration, or anything of value, to employees, agents, or representatives of ExxonMobil or its Affiliates, or the third parties described below. This obligation will apply to the activities of the Distributor’s employees, agents and/or representatives in their relationship with the employees of ExxonMobil or its Affiliates and their families and/or third parties that are actual or potential purchasers of the Products and/or Services arising from this Agreement. Failure to establish and maintain such precautions, or a violation of such precautions by Distributor’s employees, agents and/or representatives, will constitute an act or event for which ExxonMobil may, at its sole determination terminate this Agreement.

14.16	Accuracy of Records

Distributor agrees to properly reflect all activities and transactions related to the Agreement or any applicable addenda in all financial settlements, billings, and reports rendered to ExxonMobil, and such data may be relied upon by ExxonMobil as being complete and accurate in any further recording and/or reporting made for whatever purpose. Distributor further agrees to keep, in accordance with good accounting practice, records covering Distributor’s activities under this Agreement and containing all information necessary for the accurate determination of the amounts payable to ExxonMobil or Distributor’s use of any discounts, rebates, marketing funds, promotional programs or motorsports hospitality. During the Term of this Agreement and for a period of thirty-six (36) months after its expiration or termination, Distributor will, upon request, permit ExxonMobil or its authorized representatives, at reasonable intervals and during regular business hours, to inspect and make copies of such records in order to determine the completeness and accuracy of Distributor’s financial records and payments made under this Agreement and/or to meet governmental reporting requirements.

14.17	Data Protection

Each Party explicitly agrees that any personally identifiable data belonging or related to the Party including, but not limited to, personally identifiable data of a customer or Affiliate (the “Personal Data”), communicated by such Party or its employees or agents to another Party may be subject to data processing by such other Party, or by a third party designated by such other Party, for purposes related to the Agreement and any applicable addenda, namely for enhancing service quality, keeping accounts, and records, invoicing, Product supply, provision of Services and sending marketing and/or other information, including after the expiry or termination of an order for Products. Personal Data collected by a Party under these circumstances may be transferred among its various divisions and

Distributor: PetroChoice, LLC

Affiliates around the world, which may involve transfer from countries within the European Economic Area (E.E.A.) to countries outside the E.E.A., and other cross-border transfers that may be subject to regulation under data privacy laws. By submitting such data to another Party, the Party submitting such Personal Data (including its employees and agents) is representing that the Personal Data has been collected and processed in accordance with applicable data privacy laws and providing explicit consent or representing that it has provided any required privacy notice and secured any requisite consent from affected data subjects for any transfers, including trans-border transmission of such Personal Data as described in this Section 14.17. Each Party will treat and protect the Personal Data collected by such Party within the E.E.A and transferred outside the E.E.A among its various divisions and Affiliates, or other regulated cross-border transfers, in accordance with applicable Laws. Where required by law, each Party (including its employees and agents) submitting such Personal Data to another Party will have a right of access and rectification of its Personal Data by sending a letter to the other Party.

14.18	Authority to Sign

Each Party represents and warrants to the other that it is not restricted from entering into this Agreement and its signatory is authorized to sign this Agreement and bind the Party on whose behalf such signatory is signing this Agreement.